Exhibit 10.01

SECOND AMENDED AND RESTATED
OPERATING AGREEMENT
OF
RCN-BECOCOM, LLC

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	ARTICLE 5

	RIGHTS AND LIMITATIONS OF CLASS B MEMBERSHIP INTERESTS

5.1	Rights of Class B Membership Interests	23

5.2	Limitation on Amount of Class B Investments	24

5.3	Right to Call Class B Membership Interests	24

5.4	Default	25

5.5	Remedy Upon Even of Default	25

	ARTICLE 6

	MEMBER ACCOUNTS; ALLOCATIONS OF PROFIT AND LOSS; DISTRIBUTIONS

6.1	Capital Accounts	26

6.2	Allocations for Capital Account and Tax Purposes	26

	ARTICLE 7

	MANAGEMENT

7.1	Management by the Members	30

7.2	Representatives	30

7.3	Place of Meeting of Representatives	30

7.4	Regular Meetings of Representatives	31

7.5	Special Meetings of Representatives	31

7.6	Representative Compensation; Reimbursement	31

7.7	Manner of Acting and Adjournment of Members	31

7.8	Fundamental Business Actions	31

7.9	Indemnification	35

7.10	Business Plan; Budget	37

	ARTICLE 8

	RIGHTS OF MEMBERS

8.1	Access to Information	38

8.2	Audits	38

	ARTICLE 9

	TAXES

9.1	Tax Returns	38

9.2	Tax Elections	38

9.3	Tax Matters Partner	39

	ARTICLE 10

	BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

10.1	Accounting	39

10.2	Fiscal Year	39

10.3	Statements and Reports	39

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         This SECOND AMENDED AND RESTATED OPERATING AGREEMENT OF RCN-BecoCom, LLC, a Massachusetts limited liability company (this “Agreement”) is made and entered into effective as of June 19, 2002 (the “Effective Date”), by and among the Members (as defined below).

         WHEREAS, on December 23, 1996 RCN Telecom Services, Inc., a Delaware corporation (“RCN-Delaware”), and Boston Energy Technology Group, Inc., a Massachusetts corporation (“BETG”), entered into the RCN-BETG, LLC Operating Agreement; and

         WHEREAS, NSTAR, a Massachusetts corporation (“NSTAR”), as successor in interest to Boston Edison Company (“BECO”), and RCN Corporation, a Delaware corporation (“RCN-Parent”), as successor in interest to C-Tec Corporation (“C-Tec”), have each executed instruments of adherence with respect to certain provisions hereof; and

         WHEREAS, RCN-BETG, LLC has changed its name to RCN-BecoCom, LLC; and

         WHEREAS, RCN-Delaware and BETG, the predecessors in interest to the Members, entered into an Amended and Restated Operating Agreement on June 17, 1997 pursuant to which, among other things, RCN-Delaware and BETG assigned their interests therein to their respective affiliates, RCN Telecom Services of Massachusetts, Inc., a Massachusetts corporation (“RCN-Sub”) and BecoCom, Inc. a Massachusetts corporation; and

         WHEREAS BecoCom, Inc. has changed its name to NSTAR Communications, Inc. (“BecoCom” or “NSTARCOM”); and

         WHEREAS, RCN-Sub and NSTARCOM wish to revise the terms of their participation in RCN-BecoCom, LLC;

         NOW, THEREFORE in consideration of the mutual covenants, rights, and obligations set forth in this Agreement, the benefits to be derived therefrom, and other good and valuable consideration, the receipt and the sufficiency of which each Member acknowledges, the Members agree as follows:

ARTICLE 1
DEFINITIONS

         1.1     Certain Definitions. As used in this Agreement, the following terms have the following meanings:

“AAA” shall have the meaning set forth in Section 3.3(iv).

“Act” means the Massachusetts Limited Liability Company Act, Mass. Gen. Laws Ann. Ch. 156C, § 1, et seq. and any successor statute, as amended from time to time.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year of the Company (i) increased by an amount equal to the sum of such Member’s allocable share of the Company’s Minimum Gain attributable to Company Nonrecourse Liabilities and such Member’s allocable share of the Company’s Minimum Gain attributable to Member Nonrecourse Debt, in each case as computed on the last day of such fiscal year in accordance with applicable Regulations and (ii) reduced by all reasonably expected adjustments, allocations and distributions described in Regulations Sections 1.704 -1(b)(2)(ii)(d)(4), (5) and (6). This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any Person, any other Person Controlling, Controlled by, or under common Control with that first Person.

“Agreed Value” of any Contributed Property means the value of such property or other consideration (a) as agreed by all of the Members and as listed on Schedule 1 for that Contributed Property contributed as of June 17, 1997, and (b) as determined by all of the Members using such reasonable method of valuation as they may adopt for that Contributed Property contributed after June 17, 1997; provided, however, that the Agreed Value of any property deemed contributed to the Company for federal income tax purposes upon termination and reconstitution thereof pursuant to Section 708 of the Code shall be determined in accordance with Section 6.2(c).

“Agents” has the meaning given that term in Section 13.9.

“Agreement” has the meaning given that term in the introductory paragraph hereof.

“Appraiser” has the meaning given that term in Section 3.3(i).

“Appraiser’s Certificate” has the meaning given that term in Section 3.3(ii).

“Arbitrator” has the meaning given that term in Section 7.8(e)(i).

“Arbitration Act” has the meaning given that term in Section 7.8(e)(i).

“Award” has the meaning given that term in Section 7.8(e)(i).

“Bankrupt Member” means any Member:

(a) that (i) makes a general assignment for the benefit of creditors, (ii) files a voluntary bankruptcy petition, (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceeding, (iv) files a petition or answer seeking for such Member a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Member in a proceeding of the type described in clauses (i)-(iv), (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of the Member or of all or any substantial part of the Member’s properties, or

(b) with respect to which (i) a proceeding is commenced seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law and 90 days have expired without the proceeding being dismissed, or (ii) without that Member’s consent or acquiescence, a trustee, receiver, or liquidator is appointed of that Member or of all or any substantial part of its properties and 90 days have expired without the appointment being vacated or stayed, or if stayed, 90 days have expired after the date of expiration of a stay, unless the appointment has been vacated.

“Basic Agreements” has the meaning set forth in the Construction and Indefeasible Right of Use Agreement, dated as of June 17, 1997, by and between BecoCom and the Company (as it may be amended from time to time, the “IRU Agreement”), as such agreements may be amended from time to time.

“BecoCom” means BecoCom, Inc., a Massachusetts corporation and a wholly-owned subsidiary of BETG. BecoCom, Inc. is now known as NSTAR Communications, Inc.

“BecoCom Contributed Assets” means those certain existing assets listed in footnote 3 of Schedule 1.

“Budget” has the meaning set forth in Section 7.10.

“Budget Dispute Notice” has the meaning given that term in Section 7.10(a)(i).

“Business Day” means any day other than a Saturday, a Sunday or a holiday on which banks in Massachusetts generally are closed.

“Business Plan” has the meaning set forth in Section 7.10 hereof.

“Capital Account” means the capital accounts maintained with respect to Membership Interests pursuant to Section 6.1.

“Capital Call” means a request for additional contributions of capital to the Company.

“Carrying Value” means, with respect to any asset, the asset’s adjusted tax basis for federal income tax purposes except as follows:

(a) The initial Carrying Value of any asset contributed to the Company by a Member shall be the Agreed Value of such asset;

(b) Consistent with the provisions of Section 1.704-1(b)(2)(iv)(f) of the Regulations, the Carrying Value of all Company assets shall be adjusted to equal their respective gross fair market values upon the happening of any of the following events: (i) issuance of additional Membership Interests to new or existing Members for more than a de minimis amount of cash or Contributed Property, (ii) immediately prior to a distribution to a Member of more than a de minimis amount of Company property (other than a distribution solely of cash that is not in redemption or retirement of a Membership Interest) in consideration for an interest in the Company and (iii) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g).

(c) The Carrying Values of Company assets shall be increased or decreased to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), Section 6.2(b)(vii) hereof and paragraph (e) of the definition of Net Income or Net Loss.

         If the Carrying Value of an asset has been determined or adjusted pursuant to subparagraphs (a), (b) or (c) of the definition for Carrying Value, such Carrying Value shall be adjusted thereafter by the Depreciation taken into account with respect to such asset for purposes of computing the amount of Net Income or Net Loss.

“Category A Fundamental Business Actions” has the meaning given that term in Section 7.8(a).

“Category B Fundamental Business Actions” has the meaning given that term in Section 7.8(b).

“Certificate” has the meaning given that term in Section 2.1.

“Certificate Date” has the meaning given that term in Section 3.3(ii).

“Change of Control” of a Member shall be deemed to have occurred when (i) an Entity, other than a Member Parent of such Member or a Wholly Owned Affiliate of such Member Parent (an “Unaffiliated Entity”) shall acquire (whether by merger, consolidation, sale, assignment, lease, transfer or otherwise, in one transaction or a series of related transactions), or otherwise beneficially own, directly or indirectly, more than 50% of the outstanding voting interests in such Member entitled to vote generally in the election of directors, managers or other members of the management group of such Member or otherwise control such Member (a “Control Entity”), (ii) the Member Parent of such Member shall otherwise cease to beneficially own a majority of such outstanding voting securities in such Member or any Control Entity of such Member, or (iii) an

Unaffiliated Entity shall become a Control Entity of a Member Parent after the Effective Date.

“Class A Member” means a Member who holds any Class A Membership Interest.

“Class A Membership Interest” means (i) the entire membership interest of a Member in the Company existing immediately prior to the Effective Date, and (ii) any membership interest of a Member in the Company acquired after the Effective Date, in each case including, without limitation, such rights to distributions (liquidating or otherwise), allocations, information and to vote, consent or approve as shall be provided by law or by this Agreement, except that a Class A Membership Interest shall not include any membership interest that is, or is deemed to be, a Class B Membership Interest, as provided by this Agreement, and shall not include any rights or restrictions that are specifically limited to Class B Membership Interests, as provided by this Agreement. Class A Membership Interests shall be voting interests and the Class A Members shall be entitled to vote as a single class on all matters specified in this Agreement as requiring the approval or consent of the Members.

“Class B Investment Date” has the meaning given that term in Section 5.1(a).

“Class B Investment Tranche” has the meaning given that term in Section 4.2(c).

“Class B Member” means a Member who holds any Class B Membership Interest.

“Class B Membership Interest” means any membership interest of a Member in the Company acquired after the Effective Date and designated in writing to the Company as, or deemed to be, a Class B Membership Interest, as provided by this Agreement, including, without limitation, such rights to distributions (liquidating or otherwise), allocations, information and to consent or approve as shall be provided by law or by this Agreement. Class B Membership Interests shall not vote, and shall have no right to vote, on any matter specified in this Agreement as requiring the vote, approval or consent of the Members, except as specifically set forth herein, and shall constitute a form of subordinated debenture of the Company.

“Code” means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

“Company” means RCN-BecoCom, LLC, a Massachusetts limited liability company.

“Company Debt” shall have the meaning set forth in Section 2.5(a)(iv).

“Company Nonrecourse Deductions” means, with respect to Company Nonrecourse Liabilities, the amount of deductions, losses and expenses equal to the net increase during the year in Minimum Gain attributable to Company Nonrecourse

Liabilities, reduced (but not below zero) by the proceeds, if any, of such Company Nonrecourse Liabilities distributed during the year, as determined in accordance with applicable Regulations.

“Company Nonrecourse Liabilities” means nonrecourse liabilities (or portions thereof) of the Company for which no Member (or any Person related to a Member) bears the Economic Risk of Loss.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Act, but excluding cash, contributed to the Company (or deemed contributed to the Company on termination and reconstitution thereof pursuant to Section 708 of the Code).

“Control” of an Entity means power to direct or cause the direction of the management or policies of such Entity, whether through the ownership of voting securities, by agreement or otherwise.

“Deadlock Event” shall have the meaning set forth in Section 7.8(c)(ii) hereof.

“Default Interest Rate” means three percent above LIBOR.

“Default Investment Percentage” of a Person means, as of any determination date, the Investment Percentage of such Person adjusted to include in the calculation thereof the aggregate principal amount invested by such Person in Class B Membership Interests pursuant to Section 4.2(c), less the aggregate principal amount returned to such Person pursuant to any and all payments made pursuant to Section 5.1(a) or 5.3; which Default Investment Percentage shall be governed by the terms of Article 5 and shall be relevant only for the purposes expressed in said Article 5 and Article 3.

“Delinquent Member” with respect to a Capital Call means a Member who fails to pay its portion of such Capital Call at the time and in the amount required under this Agreement.

“Depreciation” means, for each fiscal year or other relevant period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other relevant period, except that if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year, Depreciation shall be an amount which bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such year is zero, Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the Tax Matters Partner.

“Dispose,” “Disposing,” or “Disposition” means a sale, assignment, transfer, exchange, pledge, grant of a security interest, or other disposition or encumbrance, or the acts thereof.

“Disputing Member” has the meaning given that term in Section 7.8(d)(i).

“Dispute Notice” has the meaning given that term in Section 7.8(d)(i).

“Dispute Price” has the meaning given that term in Section 7.8(d)(i).

“Economic Risk of Loss” has the meaning ascribed to it in Section 1.752-2 of the Regulations.

“Effective Date” has the meaning given that term in the introductory paragraph hereof.

“Entity” means any corporation, limited liability company, general partnership, limited partnership, venture, trust, business trust, estate or other entity.

“Event of Default” has the meaning given that term in Section 5.4.

“Exchange Agreement” means that certain Exchange Agreement entered into between BecoCom and C-Tec on June 17, 1997.

“Exchange Securities” means any securities into which a Membership Interest (or any part thereof) is exchanged pursuant to the Exchange Agreement.

“Fair Market Value” has the meaning given that term in Section 3.3.

“First Appraiser” has the meaning given that term in Section 3.3(i).

“Fundamental Business Actions” has the meaning given that term in Section 7.8.

“GAAP” means the generally accepted accounting principles in the United States of America in effect from time to time.

“General Interest Rate” means a rate per annum equal to the lesser of (a) a varying rate per annum that is equal to the interest rate publicly quoted by Citibank, N.A. from time to time as its prime commercial or similar reference interest rate, with adjustments in that varying rate to be made on the same date as any change in that rate, and (b) the maximum rate permitted by applicable law.

“Governmental Entity” has the meaning given that term in Section 2.5(c).

“Higher Value” has the meaning given that term in Section 3.3(iii).

“Holding Company” means a Holding Company as defined in Section 2(a)(7) of PUHCA.

“Initial LLC Agreement” means that certain operating agreement, dated as of December 23, 1996, entered into by RCN-Delaware and BETG.

“Investment Percentage” of a Person means the percentage set forth opposite such Person’s name on Schedule 1, as of the Effective Date, as adjusted, as appropriate, on account of (a) such Person’s investment in Class A Membership Interests pursuant to Sections 4.2 and 4.3, (b) Dispositions pursuant to Section 3.2, but not Dispositions in exchange for Exchange Securities pursuant to the Exchange Agreement which were completed prior to the Effective Date or (c) the Disposition of Exchange Securities received upon an exchange made pursuant to the Exchange Agreement, whether before or after the Effective Date.

“Involuntary Liquidation” means an involuntary liquidation of all or a substantial part of the assets of the Company (i) pursuant to a proceeding commenced against the Company seeking liquidation, dissolution, or similar relief under any federal or state law, including, without limitation, pursuant to the appointment, without the consent or acquiescence of the Company, of a trustee, receiver, or liquidator, or (ii) pursuant to the termination and dissolution of the Company in accordance with Section 12.1 (except for and excluding a termination and dissolution of the Company pursuant to Section 12.1(c), Section 12.1(e) and any other termination and dissolution of the Company resulting solely from actions undertaken by RCN-Delaware and/or RCN-Sub).

“Involuntary Liquidation Amount” has the meaning given that term in Section 12.2(b).

“Joint Investment and Non-Competition Agreement” shall mean that certain Joint Investment and Non-Competition Agreement entered into by RCN-Sub, BecoCom and NEWCO on June 17, 1997.

“LIBOR” means the rate of interest equal to the average (rounded upwards, if necessary, to the nearest 1/16 of 1%) of the rates per annum at which dollar deposits in immediately available funds are offered in the London interbank eurodollar market as at or about 2:00 P.M. New York time on the date the Default Interest Rate becomes effective, adjusted from time to time as such rate changes.

“Lower Value” has the meaning given that term in Section 3.3(iii).

“Majority Class B Members” means, at any time, Class B Members whose aggregate unpaid Total Tranche Payment Amounts constitute over 50% of the aggregate unpaid Total Tranche Payment Amounts with respect to all outstanding Class B Membership Interests.

“Majority Interest” means, in combination, Membership Interests of one or more Members which, in the aggregate, are entitled to a combined Sharing Ratio of more than 50%.

“Management Agreement” means that certain Management Agreement entered into by and among RCN Operating Services, Inc., BecoCom and the Company on June 17, 1997.

“Manager” shall have the meaning set forth in Section 7.10.

“Member” means any Person executing this Agreement as of the date hereof as a member or hereafter admitted to the Company as a member as provided in this Agreement, including the Class A Members and the Class B Members, but does not include any Person who has ceased to be a member in the Company.

“Membership Interest” means the interest of a Member in the Company, including, without limitation, any and all Class A and Class B Membership Interests and such rights to distributions (liquidating or otherwise), allocations, information and to consent or approve with respect thereto as shall be provided by law or by this Agreement.

“Member Nonrecourse Debt” means any nonrecourse debt of the Company for which any Member bears the Economic Risk of Loss.

“Member Nonrecourse Deductions” means, with respect to Member Nonrecourse Debt, the amount of deductions, losses and expenses equal to the net increase during the year in Minimum Gain attributable to Member Nonrecourse Debt, reduced (but not below zero) by the proceeds, if any, of such Member Nonrecourse Debt distributed during the year to the Members who bear the Economic Risk of Loss for such debt, as determined in accordance with applicable Regulations.

“Member Parent” means, with respect to RCN-Sub, RCN-Parent (as defined above), and, with respect to BecoCom, NSTAR, and their respective successors and assigns, whether by means of merger, spin-off or otherwise.

“Minimum Gain” means (i) with respect to Company Nonrecourse Liabilities, the amount of gain that would be realized by the Company if it disposed of (in a taxable transaction) all Company properties that are subject to Company Nonrecourse Liabilities in full satisfaction of such liabilities, computed in accordance with applicable Regulations or (ii) with respect to each Member Nonrecourse Debt, the amount of gain that would be realized by the Company if it disposed of (in a taxable transaction) the Company property that is subject to such Member Nonrecourse Debt in full satisfaction of such debt, computed in accordance with applicable Regulations.

“Monthly Installment” has the meaning given that term in Section 5.1(b).

“Net Agreed Value” means (i) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Company upon such contribution or to which such property is subject when contributed, and (ii) in the case of any property distributed to a Member by the Company, the Company’s Carrying Value of such property (as adjusted pursuant to Section 6.2(d)(ii)) at the time such property is distributed, reduced by any liabilities either assumed by such Member upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

“Net Income” or “Net Loss” means, for each fiscal year or other period, the taxable income or loss of the Company, as determined in accordance with Section 703 of the Code, with the following adjustments:

(a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss shall be added to such taxable income or loss;

(b) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Income or Net Loss shall be subtracted from such taxable income or loss;

(c) In the event that the Carrying Value of any Company asset is adjusted pursuant to paragraph (b) of the definition for Carrying Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

(d) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Carrying Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its carrying value;

(e) To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or Section 743(b) of the Code is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Member’s Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss;

(f) In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, Depreciation shall be taken into account.

(g) Any items which are specially allocated pursuant to Section 6.2(b) hereof shall not be taken into account in computing Net Income or Net Loss.

“Nondelinquent Member” has the meaning given that term in Section 4.3(a).

“Notice” has the meaning given that term in Section 7.8(e)(i).

“Offer Notice” has the meaning given that term in Section 3.2(b)(i).

“Offeree” has the meaning given that term in Section 3.2(b).

“Offeror” has the meaning given that term in Section 3.2(b).

“Other Members” has the meaning given that term in Section 7.8(d)(i).

“Person” means any natural person or Entity.

“Preferred Return” has the meaning given that term in Section 5.1(b).

“PUHCA” means the Public Utility Holding Company Act of 1935, as amended from time to time, 15 U.S.C. §§ 79-792-6.

“Purchasing Members” has the meaning given that term in Section 11.2.

“RCN Contributed Assets” mean those certain existing assets listed in footnote 2 of Schedule 1.

“RCN-Sub” means RCN Telecom Services of Massachusetts, Inc., a Massachusetts corporation and wholly-owned subsidiary of RCN.

“Redemption Price” has the meaning given that term in Section 5.3.

“Regulations” means the final and temporary Income Tax Regulations promulgated under the Code, as amended from time to time, and including corresponding provisions of succeeding regulations.

“Relevant Market” means those certain cities and towns, as set forth on Exhibit F attached hereto.

“Representative” has the meaning given that term in Section 7.2.

“Respondent” has the meaning given that term in Section 7.8(e)(i).

“Rules” has the meaning given that term in Section 7.8(e)(i).

“Second Appraiser” has the meaning given that term in Section 3.3(i).

“Secretary of State” means the Secretary of State of the Commonwealth of Massachusetts.

“Selling Member’s Interest” has the meaning given that term in Section 3.3.

“Services” means the provision of data, voice, video, other communications services, and the communications support of energy-related customer services offered by BECO, to residential and commercial customers in the Relevant Market or elsewhere.

“Sharing Ratio” with respect to a particular Member means, at any given time, the ratio of such Member’s specified Capital Account to the aggregate specified Capital Account of all of the Members, as adjusted on account of (a) Dispositions pursuant to Section 3.2 or pursuant to the Exchange Agreement or (b) Capital Calls pursuant to Section 4.2 and 4.3, provided, however, that investments in Class B Membership Interests pursuant to Section 4.2(c) will not affect the Sharing Ratio of any Member. The Sharing Ratio of each Member as of the Effective Date shall equal the percentage set forth opposite such Member’s name on Schedule 1, calculated in accordance with the terms hereof.

“Tax Matters Partner” means such Member designated by Members holding Sharing Ratios aggregating more than 50%.

“Term” shall have the meaning set forth in Section 2.7.

“Third Appraiser” has the meaning given that term in Section 3.3(iv).

“Third Party Sale” has the meaning given that term in Section 3.2(b)(v).

“Third Value” has the meaning given that term in Section 3.3(iv).

“Total Tranche Payment Amount” has the meaning given that term in Section 5.1(a).

“Tranche Maturity Date” has the meaning given that term in Section 5.1(a).

“Unrealized Gain” or “Unrealized Loss” attributable to any item of Company property means, as of any date of determination, the excess or shortfall, respectively, of (a) the fair market value of such property as of such date (as determined under Section 6.1(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 6.1 (d) as of such date).

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“Voluntary Liquidation” means a liquidation of all or a substantial part of the assets of the Company pursuant to (i) a proceeding commenced by the Company, or to which it has consented or acquiesced, seeking liquidation, dissolution, or similar relief under any federal or state law, including, without limitation, pursuant to the appointment, with the consent or acquiescence of the Company, of a trustee, receiver, or liquidator, or (ii) pursuant to the termination and dissolution of the Company in accordance with Section 7.8(a)(iii), Section 12.1(c) and/or Section 12.1(e).

“Wholly Owned Affiliate” means as to any Entity, (i) an Affiliate all of the equity interests of which are owned, directly or indirectly, by a Member or by another Wholly Owned Affiliate of such Member or (ii) an Affiliate which owns, directly or indirectly, all of the equity interests of a Member.

         1.2     Other Definitions. Other terms defined herein have the meanings so given them.

         1.3     Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter. All references to Articles and Sections refer to articles and Sections of this Agreement, and all references to Schedules and Exhibits are to Schedules and Exhibits attached hereto, each of which is made a part hereof for all purposes.

ARTICLE 2
ORGANIZATION

         2.1     Organization. The Company was organized on December 24, 1996 pursuant to a Certificate of Organization filed in the office of the Secretary of the Commonwealth of Massachusetts (as amended, the “Certificate”) and the Initial LLC Agreement as of December 23, 1996 by and between RCN-Parent and BETG. On June 17, 1997 RCN-Parent and BETG entered into an Amended and Restated Operating Agreement and RCN-Parent assigned its Membership Interest to RCN-Sub and BETG assigned its Membership Interest to BecoCom.

         2.2     Name. The name of the Company is “RCN-BecoCom, LLC” and all Company business must be conducted in that name or such other names that comply with applicable law as the Manager may select from time to time.

         2.3     Registered Office; Registered Agent; Principal Office in the United States; Other Offices. The registered office of the Company in the Commonwealth of Massachusetts shall be the initial registered office designated in the Certificate or such other office (which need not be a place of business of the Company) as the Members may designate from time to time in the manner provided by law. The registered agent of the Company in the Commonwealth of Massachusetts shall be the initial registered agent designated in the Certificate, or such other Person or Persons as the Members may designate from time to time in the manner provided by law. The principal office of the Company in the United States shall be at 201 University Avenue, Westwood, Massachusetts 02090, or such other place(s) as the Members may designate from time to time, which must be in the Commonwealth of Massachusetts. The Company may have such other offices as the Members may determine appropriate.

         2.4     Purpose. Subject to Section 7.8, the business purpose of the Company is (i) to create, lease and operate a network to provide the Services, (ii) to market the Services to business and residential customers in the Relevant Market, and (iii) to engage in and carry on any lawful business, purpose or activity which is approved pursuant to Section 7.8 hereof not prohibited by the Act or other applicable law.

         2.5     Company Powers.

                  (a) In furtherance of the business purpose specified in Section 2.4 hereof, but subject to the limitations and restrictions set forth in this Agreement, the Company shall be empowered to do or cause to be done, or omit to do or cause to be done, any and all acts deemed to be necessary or advisable in furtherance of the business purpose of the Company, including, without limitation, the power and authority to:

(i) Have, maintain or close one or more offices within or without the Commonwealth of Massachusetts and in connection therewith to rent or acquire office space and to engage personnel;

(ii) Open, maintain and close bank and money market accounts, including the power to draw checks or other orders for the payment of moneys, and to invest such funds as are temporarily not required for Company purposes in short-term investments;

(iii) Bring and defend actions and proceedings at law or equity before any domestic or foreign governmental or regulatory authority, agency or commission (each, a “Governmental Entity”);

(iv) Have outstanding at any time any indebtedness (including any indebtedness of subsidiaries) for money borrowed, guarantee the obligations of others or otherwise become contingently liable with respect to any indebtedness or obligations of others (collectively, “Company Debt”), and, in connection therewith, to grant security interests, if and only if the Company Debt was incurred in connection with, or for the purpose of entering into, the financing of the operations of the business of or for other business purposes of the Company; provided, that “Company Debt” shall, for purposes of this Agreement, be deemed to include all interest, fees (including commitment, guaranty and facility fees), expenses thereon and all other amounts due in respect thereof;

(v) Enter into, perform and carry out one or more contracts, instruments and/or agreements of every kind, solely with RCN-Sub or any of its Affiliates, pursuant to which RCN-Sub or any of its Affiliates shall make one or more loans to the Company from time to time, in such amounts and upon such reasonable terms and conditions as may be necessary or desirable, as determined by the Representatives in their reasonable discretion, to further the purposes of the Company;

(vi) Enter into, perform and carry out contracts and agreements of every kind necessary or incidental to the accomplishment of the Company’s purposes, and to take such other action in connection with the business of the Company as may be necessary or desirable to further the purposes of the Company; and

(vii) Carry on any other activities necessary to, in connection with, or incidental to any of the foregoing or the Company’s business.

                  (b) Notwithstanding anything to the contrary set forth in Section 2.5(a), the Company will not take any action, nor will any Member or officer or employee of the Company take any action, which, in each such case, would cause the Company, any Member or any Affiliate of a Member to be in violation of any applicable statute, rule or regulation of any Governmental Entity.

         2.6     Foreign Qualification Governmental Filings. Prior to the Company’s conducting business in any jurisdiction other than the Commonwealth of Massachusetts, the Members shall cause the Company to comply, to the extent procedures are available, with all requirements necessary to qualify the Company as a foreign limited liability company in such jurisdiction. Each Member shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming to this Agreement that are necessary or appropriate to qualify, or, as appropriate, to continue or terminate such qualification of, the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

         2.7     Term. The Company commenced on the date the Certificate for the Company was filed with the Secretary of State, and shall continue in existence until December 31, 2060 (the “Term”).

         2.8     No State-Law Partnership. The Members intend that the Company not be a partnership or limited partnership, and that no Member be a partner of any other Member, for any purposes other than federal, state and local income tax purposes, and this Agreement shall not be construed to suggest otherwise.

         2.9     Activities of the Members. Except as expressly restricted by the Joint Investment and Non-Competition Agreement, each Member and its Affiliates may engage in or hold interests in other business ventures and activities of any nature, including, without limitation, ventures and activities similar to those of the Company, and neither the Company nor the other Members shall, by virtue of this Agreement, have any interest or rights in or to such other ventures or business or any liability or obligation with respect thereto.

ARTICLE 3
MEMBERS; DISPOSITIONS OF INTERESTS

         3.1     Members. The Members of the Company include any Person executing this Agreement as of the date hereof as a member or hereafter admitted to the Company as a member as provided in this Article 3, including the Class A Members and the Class B Members, but does not include any Person who has ceased to be a member in the Company.

         3.2     Restrictions on the Disposition of an Interest.

                  (a) Any attempted Disposition by a Person of a Membership Interest, or any part thereof, other than in accordance with this Section 3.2, is void and the Company shall not recognize it.

                  (b) Subject to the provisions of Section 3.2(c), (d), (e), and (f), a Member may Dispose of part or all of its Membership Interest provided that the Member who wishes to Dispose of its Membership Interest (an “Offeror”) first offers such Membership Interest (1) in the case of Class A Membership Interests, to each other Member holding 25% or more of the outstanding Class A Membership Interests, and (2) in the case of Class B Membership Interests, to all the other Members (such offerees pursuant to (1) or (2) above, the “Offerees”); and Disposes of such Membership Interest in accordance with the following procedures:

(i) The Offeror shall give written notice of the material terms of the offer, including the price, terms of payment, Sharing Ratio, Investment Percentage and Default Investment Percentage of such Offeror’s Membership Interest offered, the Sharing Ratio, Investment Percentage and Default Investment Percentage of all Membership Interests then held by the Offeror, and, with respect to any Class B Membership Interests offered, the dates and amounts of the capital contributions made in consideration for such Class B Membership Interests, and the amortization schedules of payments with respect thereto pursuant to Section 5.1 (an “Offer Notice”) to the Offerees and the Company.

(ii) Each Offeree shall have 60 days, commencing with the date on which it has received the Offer Notice, to purchase all or part of its proportionate share (to be determined by each Offeree’s Sharing Ratio or by such other basis upon which the Offerees agree) of the Membership Interest offered. Any Membership Interest which an Offeree does not elect to purchase may be purchased by the other Offerees in a proportion equal to that which such Offerees’ Sharing Ratios bear to each other.

(iii) An Offeree may exercise this election to purchase the Membership Interest by giving the Offeror and the Company written notice thereof within 30 days of such Offeree’s receipt of the Offer Notice, and the Company shall then specify the date and time of the closing of the purchase at the Company’s principal office, which shall be reasonably acceptable to the Offeror and the Offerees, but shall not be later than 60 days following the Offerees’ receipt of the Offer Notice (unless the Offerees and the Offeror agree upon another time and/or place of closing).

(iv) At the closing, the purchasing Offerees (if any) shall purchase the Membership Interest at the price and on the terms set forth in the Offer Notice, and the Offeror shall deliver such usual and customary documents and instruments of transfer and conveyance.

(v) Should the Offerees fail to purchase all of the offered Membership Interests specified in the Offer Notice, then the Offeror shall not be required to Dispose of any of its Membership Interest to the Offerees, but shall be permitted to Dispose of all (but not less than all) of the offered Membership Interest specified in the Offer Notice to a third party on terms no more favorable to the third party than the terms set forth in the Offer Notice (a “Third Party Sale”), provided that the Third Party Sale is consummated within 120 days of the date of the Offer Notice.

                  (c) The Company may not recognize for any purpose any purported Disposition of all or part of a Membership Interest unless and until the other applicable provisions of this Section 3.2 have been satisfied and each non-Disposing Member has received, on behalf of the Company, a document

(i) executed by both the Member effecting the Disposition and the Person to which the Membership Interest or part thereof is Disposed,

(ii) including the notice address of any Person to be admitted to the Company as a Member and its agreement to be bound by this Agreement in respect of the Membership Interest or part thereof being obtained,

(iii) setting forth the Sharing Ratios, Investment Percentages and Default Investment Percentages after the Disposition of the Member effecting the Disposition and the Person to which the Membership Interest or part thereof is Disposed (which together must total the sum of the respective Sharing Ratios, Investment Percentages and Default Investment Percentages of such Person and the Member effecting the Disposition before the Disposition),

(iv) containing representations and warranties by such Person and such Member that the Disposition was made in accordance with all applicable laws and regulations (including securities laws) and

(v) containing a condition to closing requiring a certificate, dated as of the date of the Disposition, duly executed by such Person, to the effect that the representations and warranties in Section 3.2 are true and correct with respect to that Person.

         Each Disposition complying with the provisions of this Section 3.2(c) is effective as of the first day of the calendar month immediately succeeding the month in which all requirements of this Section 3.2 have been met.

                  (d) Notwithstanding the foregoing, the provisions of this Section 3.2 shall not apply to any transfer from a Member to its Member Parent, or a Wholly Owned Affiliate, provided that such transferee shall comply with all of the requirements of Section 3.2(c) hereof.

                  (e) For the right of a Member to Dispose of a Membership Interest or any part thereof and of any Person to be admitted to the Company in connection therewith to exist or be exercised (if applicable), either (i) the Membership Interest or part thereof subject to the Disposition or admission must be registered under the Securities Act of 1933, as amended, and any applicable state securities laws or (ii) the Company must receive a favorable opinion of the Company’s legal counsel or of other legal counsel reasonably acceptable to each non-Disposing Member to the effect that the Disposition or admission is exempt from registration under those laws. Each non-Disposing Member, however, may waive the requirements of this Section 3.2(e).

                  (f) The Member effecting a Disposition shall pay, or reimburse the Company for, all costs incurred by the Company in connection with the Disposition or admission (including, without limitation, the legal fees reasonably incurred in connection with the legal opinions referred to in Section 3.2(e)) on or before the 10th Business Day after the receipt of the Company’s invoice for the amount due by that Person. If payment is not made by the date due, the Person owing such amount shall pay interest on the unpaid amount from the date due until paid at a rate per annum equal to the Default Interest Rate, and such amount may be withheld from any future distributions.

                  (g) Notwithstanding any other provisions of this Agreement, effective after December 31, 2009, if the Investment Percentage of any Member becomes less than 15% (the “Minority Member”), then for so long as the Minority Member’s Investment Percentage remains below 15% , the other Members (the “Majority Members”) shall have the option to purchase, pro rata based on their respective Investment Percentages, the Class A Membership Interest (not including any Exchange Securities or Class B Membership Interests) of the Minority Member. The Majority Members (or any one of them) may initiate procedures to determine the Fair Market Value (as defined in Section 3.3) of the Membership Interest to be purchased in the manner provided in Section 3.3 below. Within 30 days after such determination of Fair Market Value, the Majority Members shall purchase, or elect (by notice given to the Minority Member) not to purchase, the Class A Membership Interest of the Minority Member. Once the Majority Members initiate procedures to determine Fair Market Value, the option granted herein shall remain effective for 30 days after such Fair Market Value is finally determined, regardless of whether, during such time, the Minority Member’s Investment Percentage becomes 15% or greater. If any of the Majority Members elect not to purchase their pro rata share of the Minority Member’s Class A Membership Interest, the other Majority Members may purchase such additional share, pro rata based on their respective Investment Percentages.

         3.3     Change of Control. Upon any Change of Control of either RCN-Sub or BecoCom, the Member subject to the Change of Control shall promptly give notice thereof to the other Members and the Members not undergoing the Change of Control who, in the aggregate, hold 50% or more of the outstanding Class A Membership Interests, shall be entitled to, at any time within a 90-day period following the later of such notice or the effective date of such Change of Control, purchase, on a pro rata basis based upon the respective Sharing Ratios (provided that, if any eligible Member elects not to participate in such purchase, the other eligible, participating Members may purchase their pro rata share), all but not less than all of the Class A Membership Interest of the Member undergoing the Change of Control, not including any Exchange Securities or Class B Membership Interest held by such Member or its Affiliates

(the “Selling Member’s Interest”), at a purchase price equal to the Fair Market Value of the Selling Member’s Interest determined as described below. The “Fair Market Value”, as of the date of determination, of a Selling Member’s Interest shall be determined (1) by mutual agreement of the participating Members or (2) if no such agreement is reached within 10 days of the relevant date of determination, as follows:

(i) Selection of Appraisers. The Member selling the Selling Member’s Interest, on the one hand, and the purchasing Members, on the other hand, each shall designate by written notice to the Company and each other participating Member a firm of recognized national standing familiar with appraisal techniques applicable to assets of the type being evaluated to serve as an appraiser (an “Appraiser”) pursuant to this Section 3.3 (the firms designated by such Members being referred to herein as “First Appraiser” and the “Second Appraiser,” respectively) within 15 business days after the failure to reach agreement in accordance with the terms of clause (1) above. In the event that either Appraiser is not designated within the foregoing time period, the other Appraiser will serve as the only Appraiser, and its appraisal will be binding on all Members for purposes of this Section 3.3.

(ii) Evaluation Procedures. Each Appraiser shall be directed to determine the Fair Market Value of the Selling Member’s Interest. Each Appraiser will also be directed to deliver a certificate (an “Appraiser’s Certificate”) setting forth such Appraiser’s valuation of the Selling Member’s Interest to each participating Member on or before the 30th day after their respective designation (the “Certificate Date”), upon the conclusion of its evaluation, and each Appraiser Certificate once delivered may not be retracted or modified in any respect. Each Appraiser will keep confidential all information disclosed by the Company in the course of conducting its evaluation, and, to that end, will execute such customary documentation as the Company may reasonably request with respect to such confidentiality obligation. The Members will cooperate in causing the Company to provide each Appraiser with such information within the Company’s possession that may be reasonably requested in writing by the Appraiser for purposes of its evaluation hereunder. Each participating Member shall have full access to each Appraiser’s work papers. Each Appraiser will be directed to comply with the provisions of this Section 3.3, and to that end each party will provide to its respective Appraiser a complete and correct copy of this Section 3.3 (and the definitions of capitalized terms used in this Section 3.3 that are defined elsewhere in this Agreement).

(iii) Fair Market Value Determination. The Fair Market Value of the Selling Member’s Interest shall be determined on the basis of the Appraiser’s Certificates in accordance with the provisions of this subparagraph (iii), provided, that there shall be no “controlling interest premium” if the Selling Member’s Interest has a Sharing Ratio of less than 66 2/3%, nor any “minority interest discount” if the Selling Member’s Interest has a Sharing Ratio of greater than 33 1/3%. The higher of the values set forth on the Appraisers Certificates is hereinafter referred to as the “Higher Value,” and the lower of such values is hereinafter referred to as the “Lower Value.” If the Higher Value is not more than 110% of the Lower Value, the Fair Market Value of the Selling Member’s Interest will be the arithmetic average of the Higher Value and the Lower Value. If the Higher Value is more than 110% of the Lower Value, a third Appraiser shall be selected in accordance with the provisions of subparagraph (iv) below, and the Fair Market Value of the Selling Member’s Interest will be determined in accordance with the provisions of subparagraph (v) below.

(iv) Selection of and Procedures for Third Appraiser. If the Higher Value is more than 110% of the Lower Value, within seven days thereafter the First Appraiser and the Second Appraiser shall agree upon and jointly designate a third Appraiser (the “Third Appraiser”), by written notice to each participating Member. If the First Appraiser and the Second Appraiser cannot agree upon a Third Appraiser within seven days, the Third Appraiser shall be chosen by the American Arbitration Association (“AAA”) in Boston, Massachusetts. The First Appraiser and the Second Appraiser shall direct the Third Appraiser to determine the Fair Market Value of the Selling Member’s Interest (the “Third Value”) in accordance with the provisions of subparagraph (ii) above, and to deliver to the participating Members an Appraiser’s Certificate on or before the 30th day after the designation of such Appraiser hereunder. The Third Appraiser will be directed to comply with the provisions of this Section 3.3, and to that end each of the parties will provide to the Third Appraiser a complete and correct copy of this Section 3.3 (and the definitions of capitalized terms used in this Section 3.3 that are defined elsewhere in this Agreement).

(v) Alternative Determination of Fair Market Value. Upon the delivery of the Appraiser’s Certificate of the Third Appraiser, the Fair Market Value of the Selling Member’s Interest will be determined as provided in this subparagraph (v). The Fair Market Value of the Selling Member’s Interest will be (w) the Lower Value, if the Third Value is less than the Lower Value, (x) the Higher Value, if the Third Value is greater than the Higher Value, (y) the arithmetic average of the Third Value and either the Higher Value or the Lower Value (whichever is closer to the Third Value) if the Third Value falls within the range between (and including) the Lower Value and the Higher Value and (z) the Third Value, if the Lower Value and the Higher Value are equally close to the Third Value.

(vi) Costs. Each participating Member will bear the cost of the Appraiser designated by it or on its behalf. If the Higher Value is not more than 115% of the Lower Value, or if the Higher Value and the Lower Value are equally close to the Third Value, each participating Member shall bear 50% of the cost of the Third Appraiser, if any; otherwise, the participating Member (or group of participating Members, pro rata as per their Sharing Ratios), whose Appraiser’s determination of the Fair Market Value of the Selling Member’s Interest is further away from the Third Value shall bear the entire costs of the

Third Appraiser. The participating Members agree to pay when due the fees and expenses of the Appraisers in accordance with the foregoing provisions.

(vii) Conclusive Determination. To the fullest extent provided by law, the determination of the Fair Market Value of the Selling Member’s Interest made pursuant to this Section 3.3 shall be final and binding on the Company and the Members hereto, and such determination shall not be appealable to or reviewable by any court or arbitrator, but judgment on such determination may be entered in any court having jurisdiction thereof; provided, however, that the foregoing shall not limit a Member’s rights to seek arbitration of the obligations of the other Members and the Company hereunder.

         3.4     Interests in a Member. Notwithstanding the foregoing, without the prior express written consent of each other Member, no Member shall Dispose of all or any part of its Membership Interest or Exchange Securities in such a manner that, after such Disposition, (i) the Company would be considered to have terminated within the meaning of Section 708 of the Code if such termination would result in material adverse tax consequences to the non-transferring Members, (ii) the Company would become an association taxable as a corporation for federal income tax purposes, or (iii) the Company would not have, or would be deemed to not have, at least two (2) members as required pursuant to Sec. 2(5) of the Act.

         3.5     Liability to Third Parties. No Member shall have any personal obligation for any liabilities of the Company, whether such liabilities arise in contract, tort or otherwise, except to the extent that any such liabilities are expressly assumed in writing by such Member; provided, however, that nothing in this Section 3.5 shall be construed as an agreement by the Company to indemnify or hold harmless any Member.

ARTICLE 4
CAPITAL CONTRIBUTIONS

         4.1     Capital Contributions; Schedule 1. RCN-Sub and BecoCom acknowledge and agree that Schedule 1 attached hereto accurately sets forth, among other things, their respective Capital Accounts, capital contributions in respect of Class B Membership Interests, Investment Percentages, and Sharing Ratios as of the Effective Date. Schedule 1 shall be updated from time to time by mutual agreement of the Members to reflect changes in Schedule 1.

         4.2     Additional Capital Calls.

                  (a) Each Member shall be required to make payment when due, in proportion to its respective Investment Percentage, of all of its share of the Capital Calls set forth in the then annual Budget, as such may be amended from time to time; provided, however, that nothing herein shall require the Company to make any Capital Call, whether or not set forth in the then annual Budget; provided, further, that in the event a Capital Call is made to enable the Company to make any Monthly Installment with respect to any Class B Membership Interest, such Capital

Call shall be made solely upon Members holding Class A Membership Interests in proportion to their respective Sharing Ratios.

                  (b) In addition, subject to the limitations set forth in Section 7.8 hereof, upon 30 days prior written notice to the Members the Company may, from time to time, issue Capital Calls, requiring the Members to make additional contributions of capital to the Company in proportion to their respective Investment Percentages. Capital Calls specifically referred to in any annual Budget may be made by the chief executive officer of the Company. In connection with any such Capital Call, the Company will identify the maximum amount of “Capital Investments” (as such term is defined in Section 4.2(e)) made by the Company that have not previously been allocated to Class B membership Interest made by NSTARCOM, which amount shall be specified by the Company in good faith in such Capital Call. Until NSTARCOM reaches the limitations on Class B membership set forth in Section 5.2, a portion of each Capital Call shall be allocated to Capital Investments to the extent of NSTARCOM’s contribution of capital (but not in excess of the maximum amount of available Capital Investments as specified above), which portion shall be allocated first to NSTARCOM’s contribution of capital in response to the Capital Call. In the event the Company determines to utilize a larger portion of any Capital Call for Capital Investments than was indicated in the notice for such Capital Call, the Company shall promptly provide notice to NSTARCOM and provide NSTARCOM with the ability to make an additional investment in Class B Membership Interests equal to the amount of such difference.

                  (c) Notwithstanding any other provision of this Agreement, in the event at any time, or from time to time, a Capital Call is issued and NSTARCOM is required to make an additional capital contribution pursuant to Section 4.2(a) or 4.2(b), or otherwise, then at the time NSTARCOM makes payment of its share of such Capital Call, NSTARCOM shall designate in writing to the Company that portion of such payment which is an investment in Class A Membership Interests, if any, and that portion of such payment which is an investment in Class B Membership Interests (a “Class B Investment Tranche”), if any, subject to the limitations set forth in Section 5.2; provided, however, that if, at the time NSTARCOM makes such payment, NSTARCOM shall fail to make such designations, as provided herein, or shall fail to designate 100% of such payment, then such payment (or undesignated portion thereof) shall be conclusively deemed to have been invested in Class A Membership Interests; provided, further, however, that to the extent such payment (or portion thereof), whether or not designated in writing to the Company as an investment in Class B Membership Interests, is in excess of the limitations set forth in Section 5.2, it shall be conclusively deemed to have been invested in Class A Membership Interests.

                  (d) The amounts invested in Class A Membership Interests pursuant to Section 4.2 hereof shall increase the Capital Accounts of the Members investing in such interests in accordance with the terms of this Agreement. In addition, upon any investment in Class A or Class B Membership Interests pursuant to Section 4.2 hereof, the Sharing Ratios and Investment Percentages shall be recalculated (and such recalculated Sharing Ratios and Investment Percentages shall thereafter apply for all purposes of this Agreement) in accordance with the respective definitions of Investment Percentage and Sharing Ratio set forth in Section 1.1 hereof.

                  (e) If NSTARCOM shall elect to make any investments in Class B Membership Interests, then the proceeds of such investment shall be used exclusively to finance the acquisition, construction or improvement of any fixed or capital assets, including capital lease obligations and any indebtedness assumed in connection with the acquisition of any such assets or secured by a lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such indebtedness that do not increase the outstanding principal amount thereof (“Capital Investments”); provided the acquisition or the completion of such construction or improvement shall have occurred after such investment or no earlier than 270 days prior to such investment. Any such proceeds which are not eligible to be used in accordance with the foregoing shall, at the option of NSTARCOM, be returned to NSTARCOM or treated as an investment in a Class A Membership Interest.

         4.3     Failure to Pay a Capital Call.

                  (a) If any Member fails to make payment when due of all or any portion of its share of a Capital Call (a “Delinquent Member”), the secretary of the Company shall give written notice of the failure to such Delinquent Member, with a copy to all other Members. If the Delinquent Member fails to pay the amount due within 10 days following receipt of notice, the secretary shall promptly give notice of such failure to the other Members. At any time within 15 days following receipt of such notice, then, unless the Members other than the Delinquent Member (“Nondelinquent Members”) elect to make capital contributions in accordance with Section 4.3(b) hereof, (i) the amount contributed by each Nondelinquent Member pursuant to the Capital Call shall be treated as a loan to the Company for a term to be specified by such Nondelinquent Member, bearing interest payable quarterly at the Default Interest Rate and (ii) each Nondelinquent Member may make an additional loan to the Company for a term to be specified by such Nondelinquent Member, also bearing interest payable quarterly at the Default Interest Rate, in an amount equal to all or any portion of the unpaid contribution. If two or more Members desire to provide funds under clause (ii) of the preceding sentence, the total amount of funds provided shall be allocated among such Members in the same proportion as such Members’ then current Sharing Ratios bear to each other or in such other manner as they may agree.

                  (b) If a Nondelinquent Member so elects, then in lieu of making loans to the Company in accordance with Section 4.3(a) hereof, (A) the amount contributed by such Nondelinquent Member pursuant to the Capital Call shall be treated as a contribution to the capital of the Company in exchange for an additional Class A Membership Interest in the Company and (B) each Nondelinquent Member may make an additional contribution of capital to the Company in exchange for an additional Class A Membership Interest in the Company in an amount equal to all or any portion of the unpaid contribution. If two or more Members desire to make capital contributions under clause (B) of the preceding sentence, the total amount of capital to be contributed shall be allocated among such Members in the same proportion as such Members’ then current Investment Percentages bear to each other or in such other manner as they may agree.

                  (c) The amounts contributed pursuant to Section 4.3(b) hereof shall increase the Capital Accounts of the contributing Members in accordance with the terms of this Agreement.

In addition, the Sharing Ratios and Investment Percentages shall be recalculated (and such recalculated Sharing Ratios and Investment Percentages shall thereafter apply for all purposes of this Agreement) in accordance with the respective definitions of Investment Percentage and Sharing Ratio set forth in Section 1.1 hereof.

                  (d) Notwithstanding any other provision of this Agreement, if a Person’s Capital Account ever equals $1 and such Person fails to make payment to the Company of its entire share of the Company’s next Capital Call, then such Person’s Investment Percentage and Sharing Ratio shall each equal zero % ; upon the payment of $1 to such Person, such Person’s Class A Membership Interest and all rights hereunder as a Class A Member shall be extinguished. To the extent such Person holds Class B Membership Interests, such Person’s rights as a Class B Member shall continue as provided in this Agreement.

         4.4     Return of Contributions. Except as otherwise provided in Article 5, a Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. Except as otherwise provided in Article 5, an unrepaid Capital Contribution is not a liability of the Company or of the other Members. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return the other Members’ Capital Contributions.

ARTICLE 5
RIGHTS AND LIMITATIONS OF CLASS B MEMBERSHIP INTERESTS

         5.1     Rights of Class B Membership Interests. In addition to the other rights specifically set forth in this Agreement, the Class B Membership Interests shall have the following rights:

                  (a) The Company shall pay to each holder of a Class B Membership Interest, in accordance with the terms of Section 5.1(b) below, in respect of each Class B Investment Tranche contributed by such holder, in total an amount (the “Total Tranche Payment Amount”) equal to the sum of the principal amount of such Class B Investment Tranche contributed, together with the Aggregate Preferred Return Amount, calculated from the date such Class B Investment Tranche is contributed or deemed by such holder and the Company to be contributed (such date, the “Class B Investment Date”), up to and including the date that is the fifteenth (15th) anniversary of such Class B Investment Date (the “Tranche Maturity Date”). For purposes of this Agreement, the Aggregate Preferred Return Amount shall mean, with respect to each Class B Investment Tranche, an amount equal to the aggregate total amount of all Preferred Return payments payable with respect thereto in accordance with the terms of Section 5.1(b) below.

                  (b) Each Total Tranche Payment Amount shall be payable in one hundred eighty (180) monthly installments (each a “Monthly Installment”) commencing on the first Business Day of the first full calendar month following the respective Class B Investment Date, each such installment to equal 1.84% of the Class B Investment Tranche, which installment shall represent a repayment of a portion of the principal of the Class B Investment Tranche and the payment of a Preferred Return thereon, in accordance with the payment schedule set forth on Schedule 3 attached hereto. For purposes of this Agreement, “Preferred Return” shall mean, with respect to each Monthly Installment, the sum of (i) the “Interest” portion of such installment, plus (ii) the “Management Fee” portion of such installment, as such portions are identified and set forth on Schedule 3.

                  (c) In the event of an Involuntary Liquidation of the Company, the holders of each Class B Membership Interest shall be entitled to receive the amounts in respect of such Class B Membership Interest as set forth in Section 12.2(b)(iv).

                  (d) In the event a Voluntary Liquidation of the Company, the holders of each Class B Membership Interest shall be entitled to receive from the Company the aggregate unpaid Total Tranche Payment Amount with respect to such Class B Membership Interests, provided, however, that if the obligation to continue paying the Total Tranche Payment Amounts as provided in Section 5.1(a) and 5.1(b) shall be assumed in writing by the Guarantors under the Guaranty, then the Company shall be discharged from such obligation.

                  (e) The Company shall not alter or amend this Agreement or any of the terms or provisions hereof, absent the written consent of the Majority Class B Members, if the effect of such alteration or amendment (i) would alter the terms or liquidation preference of the Class B Membership Interests of the Company (including those set forth in Section 12.2(b)(iv) of this Agreement), or (ii) would alter the terms and provisions of this Article 5 including, without limitation, the amount and timing of the payments of principal and Preferred Return with respect to the Class B Membership Interests. The Company and the Members shall treat the Class B Membership Interests as subordinated debt for all financial accounting and tax reporting purposes.

         5.2     Limitation on Amount of Class B Investments. Notwithstanding anything to the contrary set forth in this Agreement, the maximum total outstanding principal amount of all Class B Investment Tranches with respect to outstanding Class B Membership Interests shall not exceed One Hundred Million Dollars ($100,000,000) in the aggregate.

         5.3     Right to Call Class B Membership Interests. Notwithstanding anything to the contrary set forth in this Agreement, upon the eighth (8th) anniversary of the first monthly payment to any Class B Member pursuant to Section 5.1, above, and from time to time thereafter, RCN-Sub or its designee shall have the option, but not the obligation, in its sole discretion, to purchase all or any portion of the outstanding Class B Membership Interests, for a purchase price (the “Redemption Price”) equal to the net present value of any and all unpaid Total Tranche Payment Amounts with respect thereto, discounted to the date of repayment on a monthly basis using an annual discount rate of 12%. Such option shall be exercised by RCN-Sub or its designee by delivery of a written notice to each Member holding a Class B Membership Interest which states the amount of the Class B Membership Interest to be purchased and sets forth in reasonable detail the calculation of the aggregate purchase price therefor. The closing of such purchase shall take place at a date mutually agreed between RCN-Sub and each Member holding a Class B Membership Interest which is to be purchased, which shall in any event be within (30) days of such Member’s receipt of such written notice.

         5.4     Default. The Company shall be in default of its obligations under this Section with respect to Class B Membership Interests if the Company shall fail to pay any amounts due under Section 5.1 (an “Event of Default”).

         5.5     Remedy upon Event of Default. Upon (i) the occurrence of an Event of Default, and (ii) the Company’s failure to cure such Event of Default within three (3) business days of the Company’s receipt of written notice (a “Default Notice”) from any Class B Member of such Event of Default, then for so long as such Event of Default shall be uncured and continuing, such Class B Member shall immediately have the rights as provided in this Section 5.5.

                  (a) The Class B Member shall have the voting and management rights set forth in the following specified sections of this Agreement, determined by substituting the term “Default Investment Percentage” for the term “Sharing Ratio” in each of the specified paragraphs and sentences of such following sections:

(i)	7.2 Representatives (first sentence).

(ii)	7.3 Place of Meeting of Representatives (first sentence).

(iii)	7.4 Regular Meetings of Representatives (first and second sentences).

(iv)	7.7 Manner of Acting and Adjournment of Members (first sentence).

(v)	7.8 Fundamental Business Actions (first sentence).

(vi)	7.10 Business Plan; Budget (paragraph (c)).

(vii)	10.2 Fiscal Year (first sentence).

(viii)	10.3 Statements and Reports (first and second sentences).

(ix)	12.1 Termination and Dissolution (paragraph (c) and first sentence of the last paragraph).

(x)	12.2 Liquidation (paragraph (e)).

(xi)	13.7 Amendment or Modification (first sentence).

                  (b) Interest shall accrue on any Monthly Installment not paid when due at a rate equal to 10% per annum, from the date of receipt of the Default Notice until the date of payment; provided, however, that if the Company shall have received an aggregate of two (2) such Default Notices during the immediately preceding thirty-six (36) month period, interest shall accrue from the date of any subsequent Event of Default until the date of payment. In no event shall the interest rate applicable to any Class B Investment Tranche exceed the highest lawful rate of interest applicable to such Class B Investment Tranche (the “Maximum Rate”). If, from any circumstances, interest would otherwise be payable on any Class B Investment Tranche in excess of interest computed at the Maximum Rate, an amount equal to any excessive interest shall be applied to reduction of the principal amount of such Class B Investment Tranche and not to the payment of interest. If such excessive interest exceeds the unpaid amount of such Class B Investment Tranche, then the holder of such Class B Membership Interest in respect thereto shall refund such excess to the Company.

ARTICLE 6
MEMBER ACCOUNTS; ALLOCATIONS OF PROFIT AND LOSS; DISTRIBUTIONS

         6.1     Capital Accounts.

                  (a) A Capital Account shall be established and maintained for each Member in accordance with the rules of Section 1.704-1(b)(2)(iv) of the Regulations. Such Capital Account shall be increased by (i) the amount of cash and the Net Agreed Value of all property transferred to the Company as Capital Contributions with respect to such Member’s Class A Membership Interest pursuant to this Agreement and (ii) the amount of Net Income allocated to the Member pursuant to Article 6 hereof, and decreased by (iii) the amount of cash and the Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Class A Membership Interest pursuant to this Agreement and (iv) the amount of Net Loss allocated to the Member pursuant to Article 6 hereof.

                  (b) A transferee of a Membership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Membership Interest so transferred; provided, however, that, if the transfer causes a termination of the Company under Section 708(b)(1)(B) of the Code, the rules under the Regulations promulgated under Section 708 of the Code shall govern the treatment of the Company and the Members upon a termination of the Company pursuant to Section 708 of the Code.

                  (c) Capital Accounts shall be adjusted, in a manner consistent with this Section 6.1, to reflect any adjustments in items of the Company’s income, gain, loss or deduction that result from amended returns filed by the Company or pursuant to an agreement by the Company with the Internal Revenue Service or a final court decision.

         6.2     Allocations for Capital Account and Tax Purposes.

                  (a) Net Income and Net Losses. After giving effect to the special allocations set forth in Section 6.2(b), Net Income and Net Loss for each taxable period shall be allocated as set forth below.

(i) Net Income shall be allocated between the Members in the following manner:

(A) First, to each Member having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Members, until each such Member has been allocated Net Income equal to any such deficit balance in its Capital Account;

(B) Second, to the Members previously allocated Net Loss under Section 6.2(a)(ii)(A) and 6.2(a)(ii)(B) pro rata to the extent of such Net Loss previously allocated and not otherwise previously recouped under Section 6.2(a)(i)(A) or this Section 6.2(a)(i)(B);

(C) Third, to the Members in accordance with their respective Sharing Ratios.

(ii) Net Loss shall be allocated to the Members in the following manner:

(A) First, to the Members in proportion to, and to the extent of, the positive balances in their respective Capital Accounts; and

(B) Second, the balance, if any, to RCN-Sub.

                  (b) Special Allocations. Notwithstanding any other provision of this Section 6.2, the following special allocations shall be made in the following order:

(i) Company’s Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.2, if there is a net decrease in Minimum Gain attributable to Company’s Nonrecourse Liabilities during any Company taxable period, each Member shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Sections 1.704-2(f)(1) and (6), 1.704-2(g)(2) and 1.704-1(j)(2)(i) of the Regulations, or any successor provisions. For purposes of this Section 6.2(b), each Member’s Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.2(b) with respect to such taxable period (other than allocations pursuant to Sections 6.2(b)(v) and 6.2(b)(vi)). This Section 6.2(b)(i) is intended to comply with the “partnership minimum gain chargeback” requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

(ii) Chargeback of Member Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.2 (other than Section 6.2(b)(i)), except as provided in Section 1.704-2(i)(4) of the Regulations, if there is a net decrease in Minimum Gain attributable to Member Nonrecourse Debt during any Company taxable period, any Member with a share of Minimum Gain attributable to such Member Nonrecourse Debt at the beginning of such taxable period shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii) of the Regulations, or any successor provisions. For purposes of this Section 6.2(b)(ii), each Member’s Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.2(b), other than Sections 6.2(b)(i), 6.2(b)(v) and 6.2(b)(vi), with respect to such taxable period. This Section 6.2(b)(ii) is intended to comply with the chargeback of items of income and gain requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

(iii) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations promulgated under Section 704(b) of the Code, its Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 6.2(b)(i) or (ii).

(iv) Gross Income Allocations. In the event any Member has a deficit balance in its Capital Account at the end of any Company taxable period in excess of the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Section 1.704-2(g)(1) and Section 1.704-2(i)(5) (or, in the case of RCN-Sub, is obligated to restore pursuant to paragraph (ix) below), such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.2(b)(iv) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account in excess of the amount such Member is obligated to restore after all other allocations provided for in this Section 6.2(b) have been tentatively made as if this Section 6.2(b)(iv) were not in this Agreement.

(v) Company Nonrecourse Deductions. Company Nonrecourse Deductions for any taxable period shall be allocated to the Members in accordance with their respective Sharing Ratios. If the Members determine in their good faith discretion that the Company’s Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Regulations promulgated under Section 704(b) of the Code, the Members are authorized to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vi) Member Nonrecourse Deductions. Member Nonrecourse Deductions for any taxable period shall be allocated 100% to the Member that bears the Economic Risk of Loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Section 1.704-2(i) of the Regulations. If more than one Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Debt, such Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such Economic Risk of Loss.

(vii) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset), or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

(viii) Any special allocations of items of income or gain pursuant to Section 6.2(b)(iii) or (iv) shall be taken into account in computing subsequent allocations pursuant to Section 6.2(a) so that, for each Member, the net amount of any such special allocations and all allocations pursuant to Section 6.2(a) shall, to the extent possible, be equal to the net amount that would have been allocated to such Member pursuant to the provisions of Section 6.2(a) without application of Section 6.2(b)(iii) or (iv).

(ix) In the event of a “liquidation” within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations, RCN-Sub shall contribute to the capital of the Company the amount necessary to restore any deficit balance in its Capital Account to zero in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(3). The foregoing obligation shall be deemed satisfied in full by payments to Class B Members in satisfaction of all obligations under the Guaranty of RCN-Parent and RCN-Sub, of even date herewith (the “Guaranty”), and such payments will be treated for tax purposes as having been contributed to the Company by RCN-Sub and distributed from the Company to the Class B Members. This Section 6.2(ix) shall be enforceable solely by the Class B Members and shall not entitle any Person, other than the Class B Members, to any rights, claims or remedies of any kind.

                  (c) Special Rules.

(i) It is intended that (a) the Capital Accounts be maintained at all times in accordance with Section 704 of the Code and applicable Regulations, (b) the Capital Accounts be increased or decreased by any items required by the Regulations under Section 704(b) of the Code to increase or decrease, respectively, a Member’s Capital Account, and (c) the provisions hereof relating to the Capital Accounts be interpreted in a manner consistent therewith. The Company and the Members shall report consistently with the allocations of items pursuant to this Section 6.2 for all tax purposes.

(ii) All items of income, gain, loss, depreciation, amortization and cost recovery deductible in respect of Contributed Property for federal income tax purposes shall be allocated among the Members in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted tax basis at the time of contribution. In the event that the Carrying Value of any Company asset is adjusted pursuant to paragraph (b) of the definition of Carrying Value hereof, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account any variation between the adjusted tax basis of such asset and its Carrying Value in the same manner as under Section 704(c) of the Code and the Regulations thereunder.

(iii) Company Nonrecourse Liabilities. For purposes of Section 1.752-3(a)(3) of the Regulations, the Members agree that Company Nonrecourse Liabilities in excess of the sum of (A) the amount of Minimum Gain attributable to Company Nonrecourse Liabilities and (B) the total amount of taxable gain, if any, that would be allocated to the Members under Section 704(c) of the Code if the Company were to dispose of all Company assets (in a taxable transaction) subject to one or more Company

Nonrecourse Liabilities in full satisfaction thereof shall be allocated among the Members in accordance with their respective Sharing Ratios.

                  (d) Preferred Return Payments. Payments of any Preferred Return pursuant to Section 5.1, to any holder of a Class B Membership Interest shall be treated as interest payments. Deductions attributable to such interest payments shall be specially allocated to the holders of Class A Membership Interests in accordance with their respective Sharing Ratios.

ARTICLE 7
MANAGEMENT

         7.1     Management by the Members. The business and affairs of the Company shall be managed by the Members, subject to the binding effect of the Management Agreement. The Members shall delegate authority to such officers, employees, agents and/or representatives of the Company as they may from time to time deem appropriate; provided, however, that for as long as the Sharing Ratio of BecoCom is at least 33 1/3%, BecoCom shall be entitled to (i) appoint a qualified individual to serve as the Company’s chief financial officer; and (ii) appoint one full-time staff member serving the Company in an operational capacity. Notwithstanding the immediately preceding sentence, in the event RCN-Sub or an Affiliate of RCN-Sub is not the manager under the Management Agreement, and for so long as the Sharing Ratio of RCN-Sub is at least 33 1/3%, RCN-Sub shall be entitled to (A) appoint a qualified individual to serve as a senior executive officer of the Company; and (B) appoint one full-time staff member serving the Company in an operational capacity. Any delegation of authority to take any action must be approved in the same manner as would be required for the Members to directly approve such action. No Member shall take any action in the name of or on behalf of the Company, including without limitation assuming any obligation or responsibility on behalf of the Company, unless such action, and the taking thereof by such Member, shall have been expressly authorized by the Members or shall be expressly and specifically authorized by this Agreement.

         7.2     Representatives. The Members shall designate an aggregate of three representatives (each, a “Representative”), pro rata in accordance with their respective Sharing Ratios rounded to the nearest whole number, to take any action required to be taken by Members hereunder and to serve as an operating committee. Such appointment shall be effected by written notice given to the Company and to each of the other Members. In the event any Member appoints more than one Representative, each other Member may rely on the action of any Representative as constituting the actions of its Member. Each such representative shall be an officer or employee or former employee of a Member or an Affiliate thereof.

         7.3     Place of Meeting of Representatives. The Representatives may hold their meetings at such place or places within or outside the Commonwealth of Massachusetts as the Members holding Sharing Ratios aggregating at least 66 2/3% may from time to time determine or as may be designated in the notice calling the meeting. If a meeting place is not so designated, the meeting shall be held at the Company’s principal office. Representatives may participate by means of a conference telephone or similar communications equipment by means of which all persons participating can hear each other, and such participation shall constitute presence in person at the meeting.

         7.4     Regular Meetings of Representatives. Regular meetings of the Representatives may be held without notice at such time and place as shall be designated from time to time by resolution of Members holding Sharing Ratios aggregating at least 66 2/3% , but such meetings shall be held at least monthly through December 1998 unless otherwise specified by the Members. If the date fixed for any such regular meeting is a Saturday, Sunday or legal holiday under the laws of the state where such meeting is to be held, then the meeting shall be held on the next succeeding business day or at such other time as may be determined by resolution of Members holding Sharing Ratios aggregating at least 66 2/3%. At such meetings the Representatives shall transact such business as may properly be brought before the meeting.

         7.5     Special Meetings of Representatives. Special meetings of the Representatives may be called by any Member or by the chief executive officer of the Company. Notice of each such meeting shall be given to each Representative by telephone, telecopy, telegram or similar method (in which case notice shall be given at least three days before the time of the meeting) or sent by first-class mail (in which case notice shall be given at least three days before the meeting), unless otherwise specified by the Representatives. Each such notice shall state the time, place and purpose of the meeting to be so held.

         7.6     Representative Compensation; Reimbursement. Representatives shall receive no compensation for performing their duties under this Agreement; provided, however, that one Representative of each of the Members shall be entitled to receive, out of Company funds available therefor, reimbursement of all amounts expended by such Representative in payment of reasonable expenses incurred by such Representative in attending meetings of the Representatives.

         7.7     Manner of Acting and Adjournment of Members. Any action of the Members shall require the affirmative vote (in person, by proxy or by written consent) by the Representatives of Members holding a majority of the Sharing Ratios of all Members, unless otherwise required in this Agreement.

         7.8     Fundamental Business Actions. Notwithstanding anything to the contrary set forth in this Agreement, for as long as BecoCom’s Sharing Ratio is at least 33 1/3% the actions set forth below (“Fundamental Business Actions”) may not be taken by the Company without the affirmative vote or consent of Members holding Sharing Ratios aggregating at least 66 2/3%; Fundamental Business Actions shall be categorized as follows:

                  (a) Category A Fundamental Business Actions (“Category A Fundamental Business Actions”) shall mean:

(i) a merger, consolidation or reorganization of the Company or a disposition of substantially all of its assets;

(ii) the issuance by the Company of any equity or equity-like instruments including effecting an initial public offering of equity securities;

(iii) Voluntary Liquidation, voluntary dissolution or voluntary winding-up of the Company, except as specifically provided in Section 12.1, or voluntary initiation by and with respect to the Company of bankruptcy or similar proceedings;

(iv) amendments to the Company’s Certificate of Organization, this Agreement, or any of the Basic Agreements,

(v) expansion of the operations of the Company beyond the Services; or

(vi) any acquisition of any other business which has a purchase price of $1,000,000 or more.

(b) Category B Fundamental Business Actions (“Category B Fundamental Business Actions”) shall mean:

(i) individual capital expenditures in excess of 25% of the amount set forth for such capital expenditures in the Budget during any fiscal year;

(ii) capital commitments in aggregate in excess of 25% of the amount set forth in the Budget during any fiscal year;

(iii) transactions with Affiliates in excess of $50,000 singularly or $500,000 in the aggregate in any fiscal year (except as set forth in the Basic Agreements);

(iv) incurrence of Company Debt in excess of $5,000,000 in the aggregate;

(v) guarantees made by the Company involving matters in excess of $5,000,000 in the aggregate;

(vi) annual expenditures that exceed the amount set forth in the Budget by more than 33% during any fiscal year;

(vii) appointment of and any change in the auditors of the Company;

(viii) the granting of any lien to secure any debt to any Member or any Affiliate of a Member; or

(ix) except as otherwise provided in Sections 5.1 and 12.2, any distribution of cash or other assets to the Members.

(c) Upon the occurrence of a dispute of any matter under this Section 7.8, the

Members shall first use their good faith efforts to resolve such matter in a mutually satisfactory manner. If, after seven days from the date on which any Member notifies the other Members that a dispute exists, the Members cannot reach a mutually satisfactory solution, the Members shall resolve such matter as provided herein:

(i) Each Member shall immediately refer the matter to its chief executive officer for resolution of the matter.

(ii) Should the chief executive officers of the respective Members fail to resolve the matter within 20 days from such referral, the matter shall be considered a deadlock event (a “Deadlock Event”), and shall be resolved in accordance with the provisions of paragraph (d) or (e) below, as the case may be.

                  (d) In the event of any Deadlock Event arising from a Category A Fundamental Business Action, the parties agree that such Deadlock Event will not be referred to any court but that one or more Members shall purchase the entire Membership Interest of the other Member (not including Exchange Securities held by such Member or its Affiliates) in accordance with the provisions of this Section 7.8(d).

(i) Any Member (the “Disputing Member”) may submit a notice (a “Dispute Notice”) to the other Members (the “Other Members”) within 60 days of the date the matter becomes a Deadlock Event. The Dispute Notice shall set forth, in reasonable detail, the nature of the dispute and the price (the “Dispute Price”) at which the Disputing Member is willing to either sell its Membership Interest to the Other Members or purchase all Membership Interests from the Other Members.

(ii) The Dispute Price shall be determined by selecting a price for the entire Company, and pro-rating such price by the Sharing Ratio of the Membership Interest to be purchased or sold.

(iii) Within 30 days after the Other Members’ receipt of the Dispute Notice, the Other Members will signify in writing their election, whether to buy the Disputing Member’s Membership Interest at the Dispute Price or to sell their Membership Interest at the Dispute Price. If the Other Members fail to make such election within such 30 day period, the Disputing Member may, within 15 days thereafter, elect to buy the Other Members’ Membership Interests.

(iv) Each Member agrees to execute and deliver all deeds, assignments, releases, agreements, receipts or other documents necessary to consummate the transfer of the Membership Interests being sold and delivered upon payment by the purchasing Member of the consideration provided for in the Dispute Notice.

(v) The closing of the purchase and sale pursuant to this Section 7.8(d) shall occur no later than 30 days following the receipt of the election by the Disputing Member or the Other Members, as the case may be.

                  (e) In the event of any Deadlock Event arising from a Category B Fundamental Business Action or pursuant to Section 7.10(b)(iii), the parties agree that such Deadlock Event will not be referred to any court but will be referred to binding arbitration, and the provisions of this Section 7.8(e) shall apply.

(i) The arbitration shall be governed by the AAA Commercial Arbitration Rules (the “Rules”), as modified by this Section 7.8(e), and by the United States Arbitration Act, 9 U. S. C. §§ 1 et seq. (the “Arbitration Act”). Any conflict between the Rules and the Arbitration Act shall be decided in favor of the Rules. The Member wishing to submit such matter to arbitration shall, within seven days of the date the matter in dispute becomes a Deadlock Event, give written notice (the “Notice”) to the other Member (the “Respondent”) of its intention to arbitrate. The place of the arbitration shall be Boston, Massachusetts. The arbitration shall be conducted, and the final resolution of the Deadlock Event (the “Award”) shall be rendered by one arbitrator (the “Arbitrator”) to be mutually selected by the Members. If the Members cannot agree to a mutually acceptable Arbitrator within seven days of Respondent’s receipt of the Notice, the Arbitrator shall be selected in accordance with rule 13 of the Rules.

(ii) All hearings shall be held within 30 days following the appointment of the Arbitrator. At a time designated by the Arbitrator, each party shall simultaneously submit to the Arbitrator and exchange with each other its final proposed Award, and in rendering the final Award, the Arbitrator shall be limited to choosing the Award proposed by either of the parties without modification. The Arbitrator shall issue the final Award no later than 15 days from the completion of the hearings. The Award of the Arbitrator shall be final and binding. Judgment on any Award may be entered in any court having jurisdiction thereof.

(iii) To the extent that the parties are permitted under this Section 7.8(e) to pursue a judicial remedy in aid of arbitration, each party consents and submits to the non-exclusive jurisdiction of and venue in the federal courts located in Boston, Massachusetts (or, in case such a federal court does not have jurisdiction, the state courts located in Boston, Massachusetts). Each party consents to service of the notice of arbitration, and any other paper in the arbitration, by registered mail or personal delivery at its address specified in Section 13.3 hereof. Nothing in this subsection (iii) shall limit the jurisdiction of other courts for purposes of enforcement of a final arbitral Award.

(iv) The fact that any party has invoked the provisions of this Section 7.8(e) shall be considered to be confidential information under Section 13.9 of this Agreement and shall not relieve either party of any obligations it may otherwise have to continue performance in accordance with the provisions of this Agreement.

(v) This agreement to arbitrate a Deadlock Event in accordance with this Section 7.8(e) and any Award made hereunder shall be binding upon the successors and assigns and any trustee or receiver of each Member.

         7.9     Indemnification.

                  (a) Subject to paragraph (c) below, the Company shall indemnify, defend and hold harmless any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or on behalf of a Member), by reason of the fact that he is or was a Representative or officer of the Company, or is or was an officer of the Company serving at the request of the Company as a manager, director, officer, employee or agent of another Entity against expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                  (b) Subject to paragraph (c) below, the Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by or on behalf of a Member to procure a judgment in its favor by reason of the fact that he is or was a Representative or officer of the Company, or is or was an officer of the Company serving at the request of the Company as a manager, director, officer, employee or agent of another Entity against expenses (including reasonable attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

                  (c) Any indemnification under this Section 7.9 (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the Representative or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in paragraphs (a) or (b) above. Such determination shall be made (i) by a majority vote of the disinterested Members, or (ii) if the Members so direct, by independent legal counsel in a written opinion. Notwithstanding the foregoing, to the extent, however, that a Representative or officer of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including reasonable attorneys’ fees) actually and reasonably incurred by him in connection therewith, without the necessity of authorization in the specific case.

                  (d) For purposes of any determination under this Section 7.9, a person shall be deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his conduct was unlawful, if his action is based on the records or books of account of the Company or another enterprise, or on information supplied to him by the officers of the Company or another enterprise in the course of their duties, or on the advice of legal counsel for the Company or another enterprise or on information or records given or reports made to the Company or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Company or another enterprise. The term “another enterprise” as used in this paragraph (d) shall mean any Entity which such person is or was serving at the request of the Company.

                  (e) Notwithstanding the foregoing, any Representative or officer may apply to any court of competent jurisdiction in the Commonwealth of Massachusetts for indemnification to the extent otherwise permissible under paragraphs (a) and (b) above by reason of the fact that he has met the applicable standard of conduct. If successful, in whole or in part, the Representative or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

                  (f) Expenses incurred by a Representative or officer in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the Company in advance of the final disposition thereof upon receipt of an undertaking to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized in this Section 7.9.

                  (g) The indemnification and advancement of expenses in this Section 7.9 shall not be deemed exclusive of any other rights which may apply, it being the policy of the Company that indemnification of the persons specified in paragraphs (a) and (b) above shall be made to the fullest extent permitted by law. The provisions of this Section 7.9 shall not preclude the indemnification of any person who is not specified herein but whom the Company has the power or obligation to indemnify under the Act, or otherwise.

                  (h) The Company may purchase and maintain insurance on behalf of the persons specified in Section 7.9(a) against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power or the obligation to indemnify him under this Section 7.9.

                  (i) The indemnification and advancement of expenses provided by this Section 7.9 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Representative or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

                  (j) Except for proceedings to enforce rights to indemnification (which shall be governed by paragraph (e) above), the Company shall not be obligated to indemnify any Representative or officer in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Members.

         7.10     Business Plan; Budget. (a) The Members shall cause to be prepared an annual business plan for the Company for each year during the Term. Each business plan shall include (i) an operating budget, (ii) a budget for capital expenditures, (iii) a budget for capital contributions required from the Members (collectively, the “Budget”), (iv) sales and marketing plan, (v) financial pro forma balance sheet, income statement and statement of cash flows, and (vi) performance milestones (collectively, a “Business Plan”). Each Budget shall set forth the operations of the Company (including provision for employee incentive compensation, employee benefits and compensation pursuant to the Management Agreement) between January 1 to December 31 of the applicable year and shall be prepared by the manager (the “Manager”) of the Company (pursuant to the terms of the Management Agreement). The Budget and Business Plan shall be approved by the Members in accordance with the terms of Section 7.7.

                  (b) Upon the occurrence of an Event of Default, and for so long as such Event of Default shall be uncured and continuing:

(i) The Budget and Business Plan shall be approved by the Members in accordance with the terms of this Section 7.10(b). A preliminary budget shall be delivered to the Members by the Manager no later than October 15 of the previous year. The Manager shall consult with Members, as it deems appropriate, in the process of preparing such preliminary budget. Each Member shall thereafter have 30 days to review the preliminary budget and to propose revisions. The Manager and each Member shall then have an additional 30 days to resolve any differences in and to finalize the Budget. If, after such an additional 30 day period, any Member continues to object to any line item of such preliminary budget, such Member may deliver written notice (the “Budget Dispute Notice”) to the Manager, specifying in reasonable detail its objections. Any Member who does not submit a Budget Dispute Notice within the given time shall be deemed to have accepted the preliminary budget in its entirety, which then shall become the Budget.

(ii) If a Member submits a Budget Dispute Notice, the matter shall be referred to the chief executive officers of the respective Members for resolution.

(iii) Should the chief executive officers of the respective Members fail to resolve the matter within 20 days after such referral, the matter shall be considered a Deadlock Event, to be resolved in accordance with the provisions set forth in Section 7.8(e). Pending the resolution of such Deadlock Event, all line items not in dispute in the preliminary budget shall take effect and the actual amounts spent on the disputed line items in the previous year will be in effect, as if restated in the new Budget, for those line items in dispute.

(iv) At such time as all disputes on the preliminary budget have been resolved, the preliminary budget as so resolved shall become the Budget.

                  (c) Once approved as provided in Section 7.10(a) or 7.10(b), as applicable, (i) the Budget may not be revised without the approval of Members with Sharing Ratios aggregating at least 66 2/3%; and, (ii) the methodology for allocation of overhead in each Business Plan shall be that utilized in the most recent one-year Business Plan of the Company, unless an alternative allocation method shall be agreed to by the Members with Sharing Ratios aggregating at least 66 2/3%.

ARTICLE 8
RIGHTS OF MEMBERS

         8.1     Access to Information. In addition to the other rights specifically set forth in this Agreement, each Member shall have access to all information to which a Member is entitled to have access pursuant to the Act, and, each Member who has an investment in Membership Interests in an aggregate amount of not less than $25 million, shall have access to such other information regarding the Company and its business and its subsidiaries, as may reasonably be requested from time to time. The foregoing provisions of this Section 8.1 notwithstanding, the Manager may withhhold or redact from any such access any information, statements or reports that contain confidential or proprietary information of the Company, if the Member requesting such access or information is in competition with the Company and its business, provided that such Member has an Investment Percentage less than 25%. For purposes of this Agreement, a Member shall be deemed to be “in competition with the Company and its business” if it shall directly or indirectly own, operate, manage, be employed by, be an agent of, act as a consultant for, financially support or have a proprietary interest in, any enterprise or business which provides Services in the Relevant Market.

         8.2     Audits. Each Member who has an investment in Membership Interests in an aggregate amount of not less than $25 million, shall have the right to conduct, or cause to be conducted, from time to time, but in any case no more than once in any calendar year, an audit of the books and records of the Company. Such audit shall be conducted during normal business hours in a manner so as not to disrupt the normal business operations of the Company. The Member conducting, or causing to be conducted, the audit shall bear the entire expense of the audit.

ARTICLE 9
TAXES

         9.1     Tax Returns. The Tax Matters Partner shall cause to be prepared and filed all necessary federal and state income tax returns for the Company, including making the elections described in Section 9.2. Each other Member shall furnish to the Tax Matters Partner all pertinent information in its possession relating to the Company operations that is necessary to enable the Company’s income tax returns to be prepared and filed. The Tax Matters Partner shall prepare all federal and state tax returns on a timely basis and shall furnish to each other Member copies of returns that are actually filed, promptly after their filing.

         9.2     Tax Elections. The Company shall make such elections on tax returns as are deemed appropriate by the Tax Matters Partner. It is the intent of the Members that the

Company be treated as a Partnership for federal income tax purposes and, to the extent permitted by applicable law, for state and local franchise and income tax purposes, and the Company will make any election to achieve that status. Neither the Company nor any Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state or local law, and no provisions of this Agreement (including, without limitation, Section 2.8) shall be construed to sanction or approve such an election.

         9.3     Tax Matters Partner. The Tax Matters Partner shall take such action as may be necessary to cause each other Member to become a “notice partner” within the meaning of section 6223 of the Code. The Tax Matters Partner shall inform each other Member of all significant matters that may come to its attention in its capacity as tax matters partner by giving notice thereof on or before the fifth Business Day after becoming aware thereof and, within that time, shall forward to each other member copies of all significant written communications it may receive in that capacity. The Tax Matters Partner may take any action contemplated by Sections 6222 through 6232 of the Code without the consent of each other Member, but this sentence does not authorize the Tax Matters Partner to take any action left to the determination of an individual Member under Sections 6222 through 6232 of the Code.

ARTICLE 10
BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

         10.1     Accounting. The Company will maintain books and records for tax purposes in accordance with federal income tax accounting principles utilizing the accrual method of accounting, and for accounting purposes in accordance with GAAP. In addition, the Company shall cause to be prepared with respect to each fiscal year of the Company financial statements based on GAAP. Appropriate records will be kept so that upon each closing of the Company books it is possible to determine, among other items defined in this Agreement, (i) the amount of capital (whether in cash or as a Contributed Asset) actually contributed by each Member; (ii) the amount of cash or other property distributed to each Member; (iii) the effect of all Company items of profit, loss, income, gain, loss, deduction or credit on each Member’s Capital Account; and (iv) all pertinent expenses and cash disbursement accounts.

         10.2     Fiscal Year. Except as may be otherwise determined by Members holding Sharing Ratios aggregating at least 66 2/3% , the fiscal year of the Company shall be the twelve months ending December 31 of each year. Notwithstanding the foregoing, the taxable year of the Company shall be determined in accordance with Code Section 706(b).

         10.3     Statements and Reports. As soon as practicable, but in no event later than 90 days after the close of each fiscal year of the Company, the Company will cause to be prepared and will have furnished to each of the Members, with respect to such period, (i) a profit and loss statement, (ii) a statement of cash flows, (iii) a Company balance sheet as of the close of such period, and (iv) such other statements showing in reasonable detail each Member’s interest in each of the items described in Section 10.1. The foregoing statements will be prepared in accordance with GAAP, consistently applied, and audited by an independent certified public accounting firm of national reputation which shall be designated by Members holding Sharing Ratios aggregating at least 66 2/3%, and the cost of preparing the statements and of each such audit will be paid for by the Company. In addition, unaudited quarterly financial reports and updates with respect to the Company’s business shall be prepared and furnished to each Member as soon as practicable after the end of each fiscal quarter, but in no event later than 45 days following the close of each fiscal quarter. Upon the third anniversary of the Effective Date, the Manager, at his option, may terminate or reduce the above-referenced statements and reports with respect to any Member who does not maintain an investment in Membership Interests in an aggregate amount of not less than $25 million. The foregoing provisions of this Section 10.3 notwithstanding, the Manager, at any time after the Effective Date, may withhold or redact any information, statements or reports that contain confidential or proprietary information of the Company, which if disclosed to a third party not under an obligation of confidentiality to the Company, in the reasonable opinion of the Manager, could materially adversely affect the Company, its finances, customers, prospects or business.

         10.4     Inspection. The Company shall maintain or cause to be maintained complete and accurate books and records with respect to its business. All books of account and all other records of the Company including an executed counterpart of this Agreement and all amendments hereto will at all times be kept at the Company’s principal place of business. Any Member and its representatives shall have the right to inspect the books and records of the Company. The Company shall provide, during regular business hours, access to the facilities, systems and books and records of the Company to the extent reasonably necessary for such inspection. Whenever any such inspection is conducted by any Member and its representatives, such Member shall advise the other Members and permit the other Members and their representatives to be present during such audit. Upon the third anniversary of the Effective Date, the Manager, at his option, may terminate or reduce the above-referenced inspection rights with respect to any Member who does not maintain an investment in Membership Interests in an aggregate amount of not less than $25 million. The foregoing provisions of this Section 10.4 notwithstanding, the Manager may withhold or redact from any such access any information, statements or reports that contain confidential or proprietary information of the Company, if the Member requesting such access or information is “in competition with the Company and its business” (as the phrase is defined in Section 8.1) and such Member owns less than a 25% Investment Percentage.

         10.5     Bank Accounts. The Company shall maintain appropriate accounts at one or more financial institutions for all funds of the Company. Such accounts shall be used solely on the business of the Company. Withdrawal from such accounts shall be made only upon the signature of those persons authorized by the Members.

ARTICLE 11
WITHDRAWAL, EXPULSION, BANKRUPTCY, ETC.

         11.1     Withdrawal. Each Member agrees that it will not resign or withdraw from the Company without the consent of each other Member. If a Member attempts or purports to resign or withdraw from the Company in breach of this Section 11.1, the other Members may (i)

recover damages from such breaching Member, including, without limitation, the reasonable cost of obtaining replacement of the services that such breaching Member is obligated to perform (if any), (ii) seek specific performance of such breaching Member’s obligations to the Company (and each Member hereby waives any defense that money damages would be a satisfactory remedy for such breach), (iii) pursue any other remedies available under applicable law, if any, and (iv) effect recovery of damages by offsetting those damages against the amount otherwise distributable to such Member.

         11.2     Bankrupt Members. This Section 11.2 shall apply if any Member becomes a Bankrupt Member. In such event, the other Members (the “Purchasing Members”), shall have the option (but not the obligation), exercisable by notice to the Bankrupt Member (or its representative) at any time prior to the 90th day after receipt of notice or obtaining actual knowledge of the occurrence of the event causing such Member to become a Bankrupt Member, to buy or cause their designee to buy, and on the exercise of this option the Bankrupt Member (or its representative) shall sell, its Membership Interest (not including any Exchange Securities held by the Bankrupt Member or its Affiliates). The purchase shall be made by the Purchasing Members in proportion to their respective Sharing Ratios at the relevant time. The purchase price shall be an amount equal to the fair market value of the Membership Interest determined by agreement by the Bankrupt Member (or its representative) and the Purchasing Members; however, if those Persons do not agree on the fair market value on or before the 30th day following the exercise of the option, such fair market value shall be determined by an independent appraiser mutually satisfactory to the Bankrupt Member and the Purchasing Members (without any “controlling interest premium” if the Bankrupt Member’s Membership Interest has a Sharing Ratio of less than 66 2/3%, nor any “minority interest discount” if the Bankrupt Member’s Membership Interest has a Sharing Ratio of greater than 33 1/3%. The Purchasing Members shall pay the fair market value as so determined in four equal cash installments, the first due on closing and the remainder (together with accumulated interest on the amount unpaid at the General Interest Rate) due on each of the first three anniversaries of the closing. The payment to be made to the Bankrupt Member or its representative under this Section 11.2 is in complete liquidation and satisfaction of all the rights and interest of the Bankrupt Member and its representative (and of all Persons claiming by, through, or under the Bankrupt Member and its representative) in and in respect of the Company, including, without limitation, any Membership Interest, any rights in specific Company property, any rights with respect to the management, control or operation of the Company and any rights against the Company and (insofar as the affairs of the Company are concerned) against the Members.

ARTICLE 12
TERMINATION, DISSOLUTION AND LIQUIDATION OF THE COMPANY

         12.1     Termination and Dissolution.

                  Except as provided below in this Section 12.1, the Company shall terminate and dissolve upon the earliest to happen of any of the following events:

(a)	The expiration of its Term;

(b)	The Company shall have only one Member;

(c)	A decision approved by Members holding Sharing Ratios aggregating at least 66 2/3% to dissolve the Company;

(d)	The death, insanity, retirement, resignation, expulsion, bankruptcy or dissolution of a Member;

(e)	A sale of all or substantially all of the assets of the Company; or

(f)	The happening of any other event, act or omission causing the dissolution of the Company under the Act or any other laws of the Commonwealth of Massachusetts.

         The dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, unless (and only if and to the extent permitted by the Act), Members holding Sharing Ratios aggregating at least 66 2/3% elect to continue the Company in the manner provided by the Act. Any necessary certificate of dissolution shall be filed under the Act upon the dissolution and the commencement of winding up of the Company; provided, however, that the Company shall not terminate until the assets of the Company have been distributed as provided in Section 12.2.

         12.2     Liquidation.

                  (a) As soon as practicable after the dissolution of the Company, the Liquidator (as defined in Section 12.2(e)) shall notify Members of such fact and shall prepare a plan as to whether and in what manner the assets of the Company shall be liquidated.

                  (b) The Liquidator shall take full account of the Company’s assets and liabilities. The Company’s assets shall be liquidated as promptly as is consistent with obtaining the fair market value thereof and after the allocation of Net Income or Net Loss in accordance with Article 6 above, the proceeds of liquidation shall be applied and distributed in the following order and priority:

(i) First, to secured creditors (including Members and their Affiliates) in accordance with the priority of their security interests;

(ii) Next, to the payment of debts and liabilities of the Company to general unsecured creditors;

(iii) Next, to the establishment of any reserves which are reasonably necessary for contingent, unmatured, unliquidated, disputed, or unforeseen liabilities and obligations of the Company;

(iv) Next, (i) in the event such liquidation is an Involuntary Liquidation or as otherwise may be required pursuant to Section 5.1(d), to the Class B Members holding then outstanding Class B Membership Interests, a payment equal to the outstanding principal amount of the Class B Investment Tranche with respect to such Class B Membership Interests, together with the accrued and unpaid Preferred Returns with respect thereto as of the date of such liquidation (collectively, the “Involuntary Liquidation Amount”) or, (ii) in the event such Liquidation is a Voluntary Liquidation, to the Class B Members holding then outstanding Class B Membership Interests, a payment equal to the aggregate unpaid Total Tranche Payment Amount with respect to such Class B Membership Interests, provided, however, that if the obligation to continue paying the Total Tranche Payment Amounts as provided in Section 5.1(a) and 5.1(b) shall be assumed in writing by the Guarantors under the Guaranty, then the Company shall be discharged from such obligation;

(v) Last, to the Class A Members in proportion to the positive balances in their respective Capital Accounts.

                  (c) The amount of any reserves established pursuant to Section 12.2(b)(iii) above shall be determined with the approval of the Members who are, or may be, liable for any liabilities or obligations of the Company for which such reserves are being established. If any or all of the amount of the reserves are no longer required by the Company and become available for distribution to the Members, such amounts shall be distributed to the Members in accordance with Section 12.2(b)(iv) and (v) above.

                  (d) Distributions to Members pursuant to this Section 12.2 may be made pursuant to a trust established for the benefit of the Members for the purpose of liquidating the assets of the Company, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company. The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Liquidator, in the same proportions as would have applied pursuant to this Agreement to liquidating distributions by the Company to the Members.

                  (e) For the purposes of this Agreement, the “Liquidator” shall be appointed by the Members from among their number; provided, however that if upon the dissolution of the Company there is no Member willing or permitted to serve as Liquidator, the trustee, receiver or other fiduciary who is appointed or is otherwise authorized by consent of Members holding Sharing Ratios aggregating at least 66 2/3% to act on behalf of the Company in its dissolution, winding up and liquidation, shall act as liquidator.

ARTICLE 13
GENERAL PROVISIONS

         13.1     Representations. Each Member hereby represents and warrants to the Company and each other Member that on the date hereof (except in the case of subsections (d) and (f) which shall be as of June 17, 1997):

                  (a) If such Member is not a natural person, it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to conduct business in all jurisdictions where such qualification is required.

                  (b) It has the power and authority (corporate or otherwise) to execute, deliver and perform its obligations under this Agreement. Such execution, delivery and performance have been duly authorized by all necessary action on the part of such Member and do not and will not contravene the organizational documents of such Member or conflict with, result in a breach of, or entitle any party (with due notice or lapse of time or both) to terminate, accelerate or call a default with respect to, any agreement or instrument to which such Member is a party or by which such Member is bound. The execution, delivery and performance by such Member of this Agreement will not result in any violation by such Member of any law, rule or regulation applicable to such Member. Such Member is not a party to, nor subject to or bound by, any judgment, injunction or decree of any court or other Governmental Entity which may restrict or interfere with the performance of this Agreement by such Member. This Agreement is a valid and binding obligation of such Member enforceable against such Member in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                  (c) Except as set forth on Schedule 13.1(c), no consent, waiver, approval, authorization or order of, or registration, qualification or filing with, any court or other Governmental Entity is required for the execution, delivery and performance by such Member of this Agreement and the consummation by such Member of the transactions contemplated hereby. No consent or waiver of any party to any contract to which such Member is a party or by which it is bound is required for the execution, delivery and performance by such Member of this Agreement.

                  (d) Such Member is acquiring the Membership Interest hereunder for its own account for investment and not with a view to the distribution thereof, and such Member shall not offer to sell or otherwise dispose of any of the Membership Interests so acquired by it in violation of the registration requirements of the Securities Act or applicable state securities laws. Such Member has such knowledge and experience in financial, business and tax matters that such Member is capable of evaluating the merits and risks relating to such Member’s Membership Interest and is capable of bearing the risk of loss of its entire investment in the Company.

                  (e) There is no action, suit, grievance, arbitration or proceeding pending or, to the knowledge of such Member, threatened against or affecting such Member at law or in equity, before any federal, state, municipal or other governmental court, department, commission, board, arbitrator, bureau, agency or instrumentality which prohibits or impairs its ability to execute and deliver this Agreement or the other Basic Agreements or to consummate any of the transactions contemplated hereby or thereby. To the knowledge of such Member, it has not received written notice of any pending or threatened investigation, inquiry or review by any Governmental Entity.

                  (f) No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission, or to the reimbursement of any of its expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by it or on its behalf.

                  (g) Such Member has no obligation or agreement, either actual or contingent, to share any portion of its interest in the Company with any Person.

                  (h) Such Member is not a Holding Company or otherwise subject to regulation under PUHCA and the execution and delivery of the Basic Agreements do not cause such Member to become a Holding Company or otherwise subject to PUHCA.

         13.2     Additional Representations of RCN-Sub. RCN-Sub hereby represents and warrants to the Company and BecoCom that on June 17, 1997:

                  (a) RCN-Sub has the full and unrestricted right and authority to contribute the RCN Contributed Assets to the Company.

                  (b) RCN-Sub has marketable title to all of the RCN Contributed Assets, free and clear of all liens and encumbrances of any nature. Notwithstanding the foregoing, with respect to the RCN-Sub’s interest as a lessee under any of the premises and locations included in the RCN Contributed Assets, RCN-Sub has the unrestricted right to assign such interests to the Company (or if the consent of any lessor of any such premises is required to permit such assignment, such consent has been obtained in writing on or prior to the date hereof).

                  (c) All items of equipment included in the RCN Contributed Assets, including without limitation, the “Cable TV Headend” and the “Telephone Switch” referenced on Schedule 1 hereto, are (i) in good operating condition and order, reasonable wear and tear excepted, (ii) are suitable to provide their intended functions and (iii) comply in all material respects with all applicable laws, rules and regulations.

                  (d) All specifications and other technical information relating to all items of equipment included in the RCN Contributed Assets, including, without limitation, the “Cable TV Headend” and the “Telephone Switch” referenced on Schedule 1 hereto, have been provided by RCN-Sub to BecoCom.

         13.3     Offset. Whenever the Company is to pay any sum to any Member, any amounts such Member owes the Company may be deducted from that sum before payment.

         13.4     Notices. All notices, request and other communication hereunder shall be deemed to have been duly delivered, given or made to or upon any party hereto if in writing and delivered by hand against receipt, or by certified or registered mail, postage prepaid, return receipt requested, or to a courier who guarantees next Business Day delivery or sent by telecopy or facsimile (with confirmation) to such party at its address set forth below or to such other address as such party may at any time, or from time to time, direct by notice given in accordance with this Section 13.4.

if to RCN-Sub:

RCN Telecom Services of Massachusetts, Inc. 201 University Avenue Westwood, Massachusetts 02090 Fax: (617) 267-3499 Attention: General Manager

and

RCN Corporation 105 Carnegie Center Princeton, New Jersey 08540 Fax: (609) 734-0974 and (609) 734-3830 Attention: Jeffrey White and John J. Jones, Esq.

if to NSTARCOM:

c/o NSTAR 800 Boylston Street Boston, Massachusetts 02199 Fax: (617) 424-2733 Attention: Richard S. Hahn, Vice President Neven Rabadjija, Esq., Legal Counsel

with a copy to:

Ropes & Gray One International Place Boston, Massachusetts 02110 Fax: (617) 951-7050 Attention: David A. Fine, Esq. and Kendrick Chow, Esq.

The date of delivery of any such notice, request or other communication shall be the earlier of (i) the date of actual receipt or (ii) three Business Days after such notice, request or other communication is sent if sent by certified or registered mail, (iii) if sent by courier who guarantees next Business Day delivery, the Business Day next following the day such notice, request or other communication is actually delivered to the courier or (iv) the day actually telecopied.

         13.5     Entire Agreement; Supersedure. This Agreement constitutes the entire agreement of the Members relating to the Company and supersedes all prior contracts or agreements with respect to the Company, whether oral or written except the Basic Agreements.

         13.6     Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable limitations period has expired.

         13.7     Amendment or Modification. Except as otherwise set forth in Section 5.1(e), this Agreement may be amended or modified from time to time only by a written instrument executed by Members holding Sharing Ratios aggregating at least 66 2/3%, provided, however, that so long as BecoCom’s Sharing Ratio is greater than 33 1/3%, amendments to Section 7.8 also will require the written consent of BecoCom.

         13.8     Public Announcements. The parties hereto agree to use their respective reasonable efforts to afford the other a reasonable opportunity to review the form and content of any press release, public disclosure or other announcement with respect to this Agreement prior to making same. In addition, the Members will consult on a regular basis with regard to joint marketing and positioning efforts for the Company. Each Member shall also use its reasonable efforts to prohibit its employees, agents, consultants and representatives from utilizing the corporate names “Boston Edison Company,” “NSTAR,” “NSTAR Electric” and “NSTAR Gas” as to NSTARCom, and “RCN Telecom Services, Inc.” and “RCN Corporation” as to RCN-Sub, with respect to any matters involving public officials or media activities, without having first consulted with the other.

         13.9     Confidentiality. Each of the parties hereto will hold, and will use its reasonable, good faith efforts to cause its respective shareholders, partners, members, directors, officers, employees, accountants, counsel, consultants, agents and financial or other advisors (collectively “Agents”) to hold, in confidence, all information (whether oral or written), including this Agreement and the documents contemplated herein, concerning the transactions contemplated by this Agreement furnished to such party by or on behalf of any other party in connection with such transactions, unless legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process, or by order of a court or tribunal of competent jurisdiction, or in order to comply with applicable rules or requirements of any stock exchange, government department or agency or other regulatory authority, or by requirements of any securities law or regulation or other legal requirement) to disclose any such information or documents, and except to the extent that such information or documents can be shown to have been (a) previously known on a nonconfidential basis by such party, (b) in the public domain through no fault of such party or (c) acquired by such party on a nonconfidential basis from sources not known by such party to be bound by any obligation of confidentiality in relation thereto. Notwithstanding the foregoing provisions of this Section 13.9, each party may disclose such information to its Agents in connection with the transactions contemplated by this Agreement or any of the other Basic Agreements and to its lenders in connection with obtaining the financing for the transactions contemplated by this Agreement so long as such Agents and lenders are informed by such party of the confidential nature of such information and are directed by such party to treat such information confidentially and to certain governmental agencies in connection with the procurement of the governmental authorizations contemplated by this Agreement. The obligation of each party to hold any such information in confidence shall be satisfied if such party exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, each party will, and will use its reasonable, good faith efforts to cause its respective Agents and lenders’ to destroy or deliver to the other party, upon request, all documents and other materials, and all copies thereof, obtained by such party or on its behalf from the other party hereto in connection with this Agreement that are subject to such confidence.

         13.10     Binding Effect. Subject to the restrictions on Dispositions set forth in this Agreement this Agreement is binding on and inures to the benefit of the Members and their respective heirs, legal representatives, successors, and assigns.

         13.11     Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE COMMONWEALTH OF MASSACHUSETTS, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. If any provision of this Agreement or its application to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances is not affected and such provision shall be enforced to the greatest extent permitted by law.

         13.12     Specific Performance. The Members agree that irreparable damage will result if this Agreement is not performed in accordance with its terms, and the Members agree that any damages available at law for a breach of this Agreement would not be an adequate remedy. Therefore, the provisions hereof and the obligations of the Members hereunder shall be enforceable in a court of equity, or other tribunal with jurisdiction, by a decree of specific performance in aid of arbitration, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies and all other remedies provided for in this Agreement shall, however, be cumulative and not exclusive and shall be in addition to any other remedies that a Member may have under this Agreement, at law or in equity.

         13.13     Further Assurances. In connection with this Agreement and the transactions contemplated by it, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and such transactions.

         13.14     Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatories had signed the same document. All counterparts shall be construed together and constitute the same instrument.

         13.15     Interpretation. In the event of any dispute concerning the construction or interpretation of any provision of this Agreement or any ambiguity thereof, there shall be no presumption that this Agreement or any provision hereof be construed against the party who drafted this Agreement.

         13.16     Use of Name. Promptly after the expiration date of the Term (as defined in the Management Agreement), including any extensions thereof, the Members shall cause the Company to change its name so as not to include “RCN”, “Residential Communications Network” or any other term which could cause confusion with RCN-Parent and its Affiliates, and to not use any such name from and after such date; provided, that RCN-Parent shall grant an exclusive license to the Company to use any such name in the Relevant Market for a period not to exceed one year, in the discretion of the Company.

         13.17     Continued Support of RCN-Sub. For a period of two years after RCN-Sub is no longer a Member of the Company, RCN-Sub or its Affiliates shall continue to provide to the Company (or its successor) such assets and services necessary to operate the Company and which were theretofore provided by RCN-Sub or its Affiliates at cost. Notwithstanding the preceding sentence, RCN-Sub’s obligation to continue providing the Company with such assets and services is conditioned upon RCN-Sub or any of its Affiliates not being subject to any prohibition by an outside third party, whether financial or otherwise, to provide such assets and services.

         EXECUTED effective as of the date first set forth above.

MEMBERS:

RCN TELECOM SERVICES OF MASSACHUSETTS, INC.

By: /s/ Timothy J. Stoklosa Name: Timothy J. Stoklosa Title: Executive Vice President

NSTAR COMMUNICATIONS, INC. (f/k/a BECOCOM, INC.)

By: /s/ Douglas S. Horan Name: Douglas S. Horan Title: Senior Vice President

Schedule 1

Schedule 1 — Capitalization

	MEMBER CONTRIBUTIONS

	Cash	Non-Cash	Total	Investment
Member	Contribution	Contribution	Contribution	Percentage (1)

RCN-Sub	$585,917,343	$13,445,527	$599,362,870	70.24%

NSTARCOM	$242,401,300	$11,594,396	$253,995,696	29.76%

TOTAL	$828,318,643	$25,039,923	$853,358,566	100.00%

[Additional columns below]

[Continued from above table, first column(s) repeated]

	JV EQUITY AFTER EXCHANGES

						JV Equity Post
		Effect of	JV Equity Post			First, Second,
	Effect of First	Second	First & Second		Effect of Third	& Third
Member	Exchange (2)	Exchange (3)	Exchanges	% of total	Exchange (4)	Exchanges

RCN-Sub	$11,359,161	$90,491,534	$701,213,565	82.17%	$152,145,001	$853,358,566

NSTARCOM	($11,359,161)	($90,491,534)	$152,145,001	17.83%	($152,145,001)	$0

TOTAL	$0	$0	$853,358,566	100.00%	$0	$853,358,566

(1)	NSTARCOM’s Investment Percentage changed to 29.76% from 49% as a result of missing a $164.15 million capital call in October 2001. NSTARCOM’s Investment Percentage shall be adjusted as and when NSTARCOM sells, conveys, transfers or otherwise disposes of, to a person not a Controlled Affiliate of NSTAR, any of the shares of RCN common stock received by NSTARCOM as a result of the First, Second or Third Exchanges.

(2)	First Exchange was $11,359,161 of JV equity for 1,107,539 shares on RCN common stock

(3)	Second Exchange was $90,491,535 of JV equity for 2,989,654 shares on RCN common stock

(4)	Third Exchange will be for $152,145,001 of JV equity for 7,500,000 shares of RCN common stock

SCHEDULE 2

Impact of Various Transactions on Investment Percentage*

(1)	Total Exchange – No Disposition

Member exchanges its entire 49% Membership Interest to securities

•	Sharing Ratio = 0

•	Investment Percentage = 49%

(2)	Total Exchange – Total Disposition

•	Upon disposition of securities

•	Sharing Ratio = 0

•	Investment Percentage = 0

(3)	Total Exchange – Partial Disposition

a)	Upon disposition of 50% of the securities received

•	Sharing Ratio = 0

•	Investment Percentage = 24.5% (50% of 49%)

b)	Upon disposition of 25% of the securities received

•	Sharing Ratio = 0

•	Investment Percentage = 36.75% (49%-25% of 49%)

(4)	Partial Exchange – No Disposition

a)	Upon exchange of 25% of Membership Interest

•	Sharing Ratio = 36.75%

•	Investment Percentage = 49%

b)	Upon exchange of 50% of Membership Interest

•	Sharing Ratio = 24.5%

•	Investment Percentage = 49%

*     The calculations in cases 1-6 assume a 49% Sharing Ratio as a starting point. If the Sharing Ratio is altered due to capital calls or dispositions, the calculations set forth herein would be similarly altered. Investment in, maturity of or disposition of the Class B Membership Interests do not change the Sharing Ration or the Investment Percentage. No further exchanges of Class A Membership Interests are permitted after completion of the third exchange.

(5)	Partial Exchange – Total Disposition

a)	Upon Exchange of 25% of Membership Interest and disposition of all the securities received

•	Sharing Ratio = 36.75%

•	Investment Percentage = 36.75%

b)	Upon exchange of 50% of Membership Interest and disposition of all the securities received

•	Sharing Ratio = 24.5%

•	Investment Percentage = 24.5%

(6)	Partial Exchange – Partial Disposition

a)	Upon exchange of 25% of Membership Interest and disposition of 33 1/3% of the securities received

•	Sharing Ratio = 36.75%

•	Investment Percentage = 45% (36.75 + (100-33 1/3)% of (49-36.75))

b)	Upon exchange of 60% of Membership Interest and disposition of 75% of the securities received

•	Sharing Ratio = 19.6%

•	Investment Percentage = 26.95% (19.6 + (100-75)% of (49-19.6))

(7)	Subsequent Transactions

a)	If, following the transactions in case 6(a) above, the Member exchanges an additional 10% Membership Interest and disposes of 30% of the securities then held as a result of such exchange and the earlier exchange

•	Sharing Ration= 26.75%

•	Investment Percentage = 39.53% (45-30% of (45-26.75))

b)	If, following the transactions in case 6(b) above, the Member disposes of 40% of the securities then held as a result of the earlier exchange

•	Sharing Ratio = 19.6%

•	Investment Percentage = 24.01% (26.95-40% of (26.95-19.6))

Note that the value at time of exchange or time of disposition is irrelevant. These calculations are purely percentage-based.

Schedule 3
Class B Payment Schedule

Initial Principal Amount	$1.00

Interest Rate	21.13%

Construction Fee Rate	5%

Payment Term (years)	15

				Development
Period	Payment	Principal	Interest	Fee	Balance

1	1.8400%	0.0795%	1.3438%	0.4167%	$1.00

2	1.8400%	0.0809%	1.3427%	0.4163%	$1.00

3	1.8400%	0.0824%	1.3416%	0.4160%	$1.00

4	1.8400%	0.0838%	1.3405%	0.4157%	$1.00

5	1.8400%	0.0853%	1.3394%	0.4153%	$1.00

6	1.8400%	0.0868%	1.3383%	0.4150%	$1.00

7	1.8400%	0.0883%	1.3371%	0.4146%	$0.99

8	1.8400%	0.0899%	1.3359%	0.4142%	$0.99

9	1.8400%	0.0915%	1.3347%	0.4138%	$0.99

10	1.8400%	0.0931%	1.3335%	0.4135%	$0.99

11	1.8400%	0.0947%	1.3322%	0.4131%	$0.99

12	1.8400%	0.0964%	1.3309%	0.4127%	$0.99

13	1.8400%	0.0981%	1.3296%	0.4123%	$0.99

14	1.8400%	0.0998%	1.3283%	0.4119%	$0.99

15	1.8400%	0.1016%	1.3270%	0.4115%	$0.99

16	1.8400%	0.1033%	1.3256%	0.4110%	$0.99

17	1.8400%	0.1052%	1.3242%	0.4106%	$0.98

18	1.8400%	0.1070%	1.3228%	0.4102%	$0.98

19	1.8400%	0.1089%	1.3214%	0.4097%	$0.98

20	1.8400%	0.1108%	1.3199%	0.4093%	$0.98

21	1.8400%	0.1128%	1.3184%	0.4088%	$0.98

22	1.8400%	0.1147%	1.3169%	0.4083%	$0.98

23	1.8400%	0.1168%	1.3154%	0.4079%	$0.98

24	1.8400%	0.1188%	1.3138%	0.4074%	$0.98

25	1.8400%	0.1209%	1.3122%	0.4069%	$0.98

26	1.8400%	0.1230%	1.3106%	0.4064%	$0.97

27	1.8400%	0.1252%	1.3089%	0.4059%	$0.97

28	1.8400%	0.1274%	1.3072%	0.4053%	$0.97

29	1.8400%	0.1297%	1.3055%	0.4048%	$0.97

30	1.8400%	0.1319%	1.3038%	0.4043%	$0.97

31	1.8400%	0.1343%	1.3020%	0.4037%	$0.97

32	1.8400%	0.1366%	1.3002%	0.4032%	$0.97

33	1.8400%	0.1390%	1.2984%	0.4026%	$0.96

34	1.8400%	0.1415%	1.2965%	0.4020%	$0.96

35	1.8400%	0.1440%	1.2946%	0.4014%	$0.96

36	1.8400%	0.1465%	1.2927%	0.4008%	$0.96

37	1.8400%	0.1491%	1.2907%	0.4002%	$0.96

38	1.8400%	0.1517%	1.2887%	0.3996%	$0.96

39	1.8400%	0.1544%	1.2867%	0.3990%	$0.96

40	1.8400%	0.1571%	1.2846%	0.3983%	$0.95

41	1.8400%	0.1599%	1.2825%	0.3977%	$0.95

42	1.8400%	0.1627%	1.2803%	0.3970%	$0.95

43	1.8400%	0.1655%	1.2781%	0.3963%	$0.95

44	1.8400%	0.1685%	1.2759%	0.3956%	$0.95

45	1.8400%	0.1714%	1.2737%	0.3949%	$0.95

46	1.8400%	0.1744%	1.2714%	0.3942%	$0.94

47	1.8400%	0.1775%	1.2690%	0.3935%	$0.94

48	1.8400%	0.1806%	1.2666%	0.3927%	$0.94

49	1.8400%	0.1838%	1.2642%	0.3920%	$0.94

50	1.8400%	0.1871%	1.2617%	0.3912%	$0.94

51	1.8400%	0.1903%	1.2592%	0.3904%	$0.94

52	1.8400%	0.1937%	1.2567%	0.3896%	$0.93

53	1.8400%	0.1971%	1.2541%	0.3888%	$0.93

54	1.8400%	0.2006%	1.2514%	0.3880%	$0.93

55	1.8400%	0.2041%	1.2487%	0.3872%	$0.93

56	1.8400%	0.2077%	1.2460%	0.3863%	$0.93

57	1.8400%	0.2114%	1.2432%	0.3855%	$0.92

58	1.8400%	0.2151%	1.2403%	0.3846%	$0.92

59	1.8400%	0.2189%	1.2374%	0.3837%	$0.92

60	1.8400%	0.2227%	1.2345%	0.3828%	$0.92

61	1.8400%	0.2266%	1.2315%	0.3819%	$0.91

62	1.8400%	0.2306%	1.2285%	0.3809%	$0.91

63	1.8400%	0.2347%	1.2254%	0.3799%	$0.91

64	1.8400%	0.2388%	1.2222%	0.3790%	$0.91

65	1.8400%	0.2430%	1.2190%	0.3780%	$0.90

66	1.8400%	0.2473%	1.2157%	0.3770%	$0.90

67	1.8400%	0.2517%	1.2124%	0.3759%	$0.90

68	1.8400%	0.2561%	1.2090%	0.3749%	$0.90

69	1.8400%	0.2606%	1.2056%	0.3738%	$0.89

70	1.8400%	0.2652%	1.2021%	0.3727%	$0.89

71	1.8400%	0.2698%	1.1985%	0.3716%	$0.89

72	1.8400%	0.2746%	1.1949%	0.3705%	$0.89

73	1.8400%	0.2794%	1.1912%	0.3694%	$0.88

74	1.8400%	0.2844%	1.1875%	0.3682%	$0.88

75	1.8400%	0.2894%	1.1836%	0.3670%	$0.88

76	1.8400%	0.2945%	1.1797%	0.3658%	$0.87

77	1.8400%	0.2996%	1.1758%	0.3646%	$0.87

78	1.8400%	0.3049%	1.1718%	0.3633%	$0.87

79	1.8400%	0.3103%	1.1677%	0.3621%	$0.87

80	1.8400%	0.3157%	1.1635%	0.3608%	$0.86

81	1.8400%	0.3213%	1.1593%	0.3594%	$0.86

82	1.8400%	0.3270%	1.1549%	0.3581%	$0.86

83	1.8400%	0.3327%	1.1505%	0.3567%	$0.85

84	1.8400%	0.3386%	1.1461%	0.3554%	$0.85

				Development
Period	Payment	Principal	Interest	Fee	Balance

85	1.8400%	0.3445%	1.1415%	0.3539%	$0.85

86	1.8400%	0.3506%	1.1369%	0.3525%	$0.84

87	1.8400%	0.3568%	1.1322%	0.3511%	$0.84

88	1.8400%	0.3630%	1.1274%	0.3496%	$0.84

89	1.8400%	0.3694%	1.1225%	0.3481%	$0.83

90	1.8400%	0.3759%	1.1175%	0.3465%	$0.83

91	1.8400%	0.3826%	1.1125%	0.3449%	$0.82

92	1.8400%	0.3893%	1.1073%	0.3434%	$0.82

93	1.8400%	0.3962%	1.1021%	0.3417%	$0.82

94	1.8400%	0.4031%	1.0968%	0.3401%	$0.81

95	1.8400%	0.4102%	1.0914%	0.3384%	$0.81

96	1.8400%	0.4174%	1.0859%	0.3367%	$0.80

97	1.8400%	0.4248%	1.0803%	0.3350%	$0.80

98	1.8400%	0.4323%	1.0745%	0.3332%	$0.80

99	1.8400%	0.4399%	1.0687%	0.3314%	$0.79

100	1.8400%	0.4476%	1.0628%	0.3295%	$0.79

101	1.8400%	0.4555%	1.0568%	0.3277%	$0.78

102	1.8400%	0.4635%	1.0507%	0.3258%	$0.78

103	1.8400%	0.4717%	1.0445%	0.3239%	$0.77

104	1.8400%	0.4800%	1.0381%	0.3219%	$0.77

105	1.8400%	0.4884%	1.0317%	0.3199%	$0.76

106	1.8400%	0.4970%	1.0251%	0.3179%	$0.76

107	1.8400%	0.5058%	1.0184%	0.3158%	$0.75

108	1.8400%	0.5147%	1.0116%	0.3137%	$0.75

109	1.8400%	0.5238%	1.0047%	0.3115%	$0.74

110	1.8400%	0.5330%	0.9977%	0.3093%	$0.74

111	1.8400%	0.5424%	0.9905%	0.3071%	$0.73

112	1.8400%	0.5519%	0.9832%	0.3049%	$0.73

113	1.8400%	0.5616%	0.9758%	0.3026%	$0.72

114	1.8400%	0.5715%	0.9683%	0.3002%	$0.71

115	1.8400%	0.5816%	0.9606%	0.2978%	$0.71

116	1.8400%	0.5918%	0.9528%	0.2954%	$0.70

117	1.8400%	0.6022%	0.9448%	0.2930%	$0.70

118	1.8400%	0.6128%	0.9367%	0.2904%	$0.69

119	1.8400%	0.6236%	0.9285%	0.2879%	$0.68

120	1.8400%	0.6346%	0.9201%	0.2853%	$0.68

121	1.8400%	0.6458%	0.9116%	0.2827%	$0.67

122	1.8400%	0.6571%	0.9029%	0.2800%	$0.67

123	1.8400%	0.6687%	0.8941%	0.2772%	$0.66

124	1.8400%	0.6805%	0.8851%	0.2744%	$0.65

125	1.8400%	0.6925%	0.8759%	0.2716%	$0.64

126	1.8400%	0.7046%	0.8666%	0.2687%	$0.64

127	1.8400%	0.7170%	0.8572%	0.2658%	$0.63

128	1.8400%	0.7297%	0.8475%	0.2628%	$0.62

129	1.8400%	0.7425%	0.8377%	0.2598%	$0.62

130	1.8400%	0.7556%	0.8278%	0.2567%	$0.61

131	1.8400%	0.7689%	0.8176%	0.2535%	$0.60

132	1.8400%	0.7824%	0.8073%	0.2503%	$0.59

133	1.8400%	0.7962%	0.7968%	0.2470%	$0.58

134	1.8400%	0.8102%	0.7861%	0.2437%	$0.58

135	1.8400%	0.8245%	0.7752%	0.2404%	$0.57

136	1.8400%	0.8390%	0.7641%	0.2369%	$0.56

137	1.8400%	0.8538%	0.7528%	0.2334%	$0.55

138	1.8400%	0.8688%	0.7413%	0.2299%	$0.54

139	1.8400%	0.8841%	0.7297%	0.2262%	$0.53

140	1.8400%	0.8997%	0.7178%	0.2226%	$0.53

141	1.8400%	0.9155%	0.7057%	0.2188%	$0.52

142	1.8400%	0.9316%	0.6934%	0.2150%	$0.51

143	1.8400%	0.9480%	0.6809%	0.2111%	$0.50

144	1.8400%	0.9647%	0.6681%	0.2072%	$0.49

145	1.8400%	0.9817%	0.6552%	0.2031%	$0.48

146	1.8400%	0.9990%	0.6420%	0.1991%	$0.47

147	1.8400%	1.0166%	0.6286%	0.1949%	$0.46

148	1.8400%	1.0344%	0.6149%	0.1907%	$0.45

149	1.8400%	1.0527%	0.6010%	0.1863%	$0.44

150	1.8400%	1.0712%	0.5868%	0.1820%	$0.43

151	1.8400%	1.0900%	0.5725%	0.1775%	$0.42

152	1.8400%	1.1092%	0.5578%	0.1730%	$0.40

153	1.8400%	1.1288%	0.5429%	0.1683%	$0.39

154	1.8400%	1.1486%	0.5277%	0.1636%	$0.38

155	1.8400%	1.1689%	0.5123%	0.1588%	$0.37

156	1.8400%	1.1894%	0.4966%	0.1540%	$0.36

157	1.8400%	1.2104%	0.4806%	0.1490%	$0.35

158	1.8400%	1.2317%	0.4643%	0.1440%	$0.33

159	1.8400%	1.2534%	0.4478%	0.1388%	$0.32

160	1.8400%	1.2754%	0.4309%	0.1336%	$0.31

161	1.8400%	1.2979%	0.4138%	0.1283%	$0.29

162	1.8400%	1.3207%	0.3964%	0.1229%	$0.28

163	1.8400%	1.3440%	0.3786%	0.1174%	$0.27

164	1.8400%	1.3676%	0.3606%	0.1118%	$0.25

165	1.8400%	1.3917%	0.3422%	0.1061%	$0.24

166	1.8400%	1.4162%	0.3235%	0.1003%	$0.23

167	1.8400%	1.4412%	0.3044%	0.0944%	$0.21

168	1.8400%	1.4665%	0.2851%	0.0884%	$0.20

169	1.8400%	1.4923%	0.2654%	0.0823%	$0.18

170	1.8400%	1.5186%	0.2453%	0.0761%	$0.17

171	1.8400%	1.5454%	0.2249%	0.0697%	$0.15

172	1.8400%	1.5726%	0.2041%	0.0633%	$0.14

173	1.8400%	1.6002%	0.1830%	0.0567%	$0.12

174	1.8400%	1.6284%	0.1615%	0.0501%	$0.10

175	1.8400%	1.6571%	0.1396%	0.0433%	$0.09

176	1.8400%	1.6863%	0.1174%	0.0364%	$0.07

177	1.8400%	1.7159%	0.0947%	0.0294%	$0.05

178	1.8400%	1.7461%	0.0716%	0.0222%	$0.04

179	1.8400%	1.7769%	0.0482%	0.0149%	$0.02

180	1.8400%	1.8082%	0.0243%	0.0075%	$(0.00)

SCHEDULE 13.1(c)

1.     Although no consent, waiver, appeal, authorization or order of, or registration, qualification or filing with, any court or other Governmental Entity is required as a condition to the execution, delivery and performance by BecoCom of this Agreement, and the consummation by BecoCom of the transactions contemplated hereby, under current law, as applicable to the present corporate structure of BECO and its Affiliates, there exists a limitation on the ability of BECO to fund the activities of its unregulated subsidiaries, including Becocom, beyond a specified dollar amount, without obtaining further investment approval from the Massachusetts Department of Public Utilities (“MDPU”). BECO is currently engaged in the process of obtaining approval from the MDPU for a change in its corporate structure (through the formation of a holding company), already approved by its shareholders at the May, 1997 annual meeting. Such a change, once approved by the MDPU, will remove the requirement for investment approval by the MDPU with respect to BecoCom activities. Should the formation of a holding company not be approved in due course, BECO intends to seek investment approval under current law prior to the time additional investment in BecoCom is likely to be required under the approved initial Business Plan.

2.     Under the Exchange Agreement, BecoCom and RCN Corporation may be required to file a notification under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (“H-S-R”), if BecoCom effectuates any exchange whereby it acquires in excess of ten percent (10%) of the issued and outstanding voting securities of RCN Corporation. Any acquisition by BecoCom of securities of RCN Corporation less than this amount may not require any H-S-R filing via an exemption thereunder.